   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 27, 1996


                                                      REGISTRATION NO. 333-16469

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 1
                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                  JACOR COMMUNICATIONS, INC.                                           CITICASTERS INC.
    (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)          (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

       --------------------------                 --------------------------
        DELAWARE            31-0978313             FLORIDA             59-2054850
    (STATE OR OTHER           (I.R.S.          (STATE OR OTHER           (I.R.S.
    JURISDICTION OF          EMPLOYER          JURISDICTION OF          EMPLOYER
    INCORPORATION OR      IDENTIFICATION       INCORPORATION OR      IDENTIFICATION
     ORGANIZATION)             NO.)             ORGANIZATION)             NO.)

                                1300 PNC CENTER
                             201 EAST FIFTH STREET
                             CINCINNATI, OHIO 45202
                                 (513) 621-1300
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                         ------------------------------

                              R. CHRISTOPHER WEBER
                           JACOR COMMUNICATIONS, INC.
                                1300 PNC CENTER
                             201 EAST FIFTH STREET
                             CINCINNATI, OHIO 45202
                                 (513) 621-1300
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                         ------------------------------

                          COPIES OF COMMUNICATIONS TO:

  RICHARD G. SCHMALZL, ESQ.       GREGG A. NOEL,
   DOUGLAS D. ROBERTS, ESQ.            ESQ.
   GRAYDON, HEAD & RITCHEY        SKADDEN, ARPS,
   1900 FIFTH THIRD CENTER       SLATE, MEAGHER &
    CINCINNATI, OHIO 45202           FLOM LLP
        (513) 621-6464           300 SOUTH GRAND
                                  AVENUE, SUITE
                                       3400
                                   LOS ANGELES,
                                 CALIFORNIA 90071
                                  (213) 687-5000

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS
            , 1996
                                  $125,000,000

                          JACOR COMMUNICATIONS COMPANY
                                 GUARANTEED BY
                                     [LOGO]

                       % SENIOR SUBORDINATED NOTES DUE 2006


    The Senior Subordinated Notes (the "Notes") are being offered (the "Offering") by Jacor Communications Company ("JCC"), a wholly owned subsidiary of Jacor Communications, Inc. ("Jacor"). The Notes are being offered in connection with the Pending Transactions (as defined herein) and to repay a portion of the outstanding indebtedness under the Credit Facility (as defined herein). Consummation of the Offering is not contingent upon consummation of any of the Pending Transactions.


    The  Notes will mature on                  , 2006.  Interest on the Notes is
payable semi-annually on                    and                   of each  year,
commencing                , 1997. JCC will not be required to make any mandatory
redemption or sinking fund payment with respect to the Notes prior to maturity. The Notes will be redeemable at the option of JCC, in whole or in part, at any
time on or after               , 2001 at the redemption prices set forth  herein
plus accrued and unpaid interest, if any, to the date of redemption. In the event of a Change of Control (as defined herein), JCC will be required to make an offer to repurchase the Notes, at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. See "Description of Notes--Certain Covenants--Repurchase of Notes at the Option of the Holder Upon a Change of Control."

    The Notes will be general unsecured obligations of JCC, subordinated in right of payment to all Senior Debt (as defined herein) of JCC, including the Credit Facility. As of September 30, 1996, JCC had outstanding an aggregate principal amount of $400.0 million of Senior Debt. On a pro forma basis as of September 30, 1996 after giving effect to this Offering and the application of the net proceeds therefrom and the Citicasters Put (as defined herein), the aggregate principal amount of Senior Debt of JCC would have been $400.0 million. All subsidiaries of JCC and all subsidiaries of Jacor other than JCC (other than the Excluded Subsidiaries, as defined herein), will become Subsidiary Guarantors (each as defined herein) if required by the indenture governing the Notes. See "Description of Notes -- Certain Covenants -- Future Subsidiary Guarantors" and "Description of Other Indebtedness --Credit Facility," "-- The 9 3/4% Notes" and "--The 10 1/8% Notes."

    The Notes will be fully and unconditionally guaranteed on a senior subordinated basis by Jacor and the Future Subsidiary Guarantors (as defined herein) of JCC (the Future Subsidiary Guarantors, together with Jacor, the "Guarantors") (limited only to the extent necessary to avoid each such guarantee being considered a fraudulent conveyance under applicable law) on a joint and several basis (the "Guarantees"). The Guarantees will be general unsecured obligations of the Guarantors.

    SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF THE RISKS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE  SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION  OR ANY  STATE SECURITIES  COMMISSION NOR  HAS  THE
      SECURITIES   AND  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES
        COMMISSION PASSED  UPON THE  ACCURACY OR  ADEQUACY OF  THIS
             PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                        CRIMINAL OFFENSE.

--------------------------------------------------------------------------------------------
                                                             UNDERWRITING
                                            PRICE TO THE     DISCOUNTS AND      PROCEEDS
                                              PUBLIC(1)     COMMISSIONS(2)      TO JCC(3)
--------------------------------------------------------------------------------------------
Per Note.................................         %                %                %
Total....................................         $                $                $
--------------------------------------------------------------------------------------------

(1) PLUS ACCRUED INTEREST, IF ANY, FROM THE DATE OF ISSUANCE.
(2) JACOR AND JCC HAVE AGREED TO INDEMNIFY THE UNDERWRITERS AGAINST, AND TO PROVIDE CONTRIBUTION WITH RESPECT TO, CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SEE "UNDERWRITING."

(3) BEFORE DEDUCTING EXPENSES PAYABLE BY JCC ESTIMATED AT $        .

    The Notes are offered by the Underwriters when, as and if delivered to and accepted by the Underwriters and subject to various prior conditions. The Underwriters have reserved the right to withdraw, cancel or modify any such offer and to reject orders in whole or in part. It is expected that delivery of
the Notes will be made in New York, New York on or about              , 1996, to
investors in book-entry form through the facilities of The Depositary Trust Company against payment therefor in immediately available funds.

DONALDSON, LUFKIN & JENRETTE                                 MERRILL LYNCH & CO.
        SECURITIES CORPORATION

    The inside front cover consists of a map of the United States indicating the cities in which the Company (as defined herein) will own and/or operate radio and television stations. The map will also indicate the number of stations owned and/or operated by the Company in each city and the 1995 radio revenue rank, all as shown in the table contained in the Prospectus Summary.

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES AND THE 10 1/8% NOTES (AS DEFINED HEREIN) AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY


    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS AND IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. UNLESS THE CONTEXT OTHERWISE REQUIRES, THE TERM (I) "JACOR" REFERS TO JACOR COMMUNICATIONS, INC. AND ITS SUBSIDIARIES, INCLUDING JCC, AND THEIR COMBINED OPERATIONS ON A HISTORICAL BASIS; AND (II) "COMPANY" REFERS TO JACOR AND THE ENTITIES AND RADIO STATIONS TO BE OWNED BY JACOR ON A COMBINED BASIS ASSUMING THE PENDING TRANSACTIONS ARE CONSUMMATED AS CURRENTLY SET FORTH IN THE RESPECTIVE TRANSACTION AGREEMENTS. JCC IS CURRENTLY KNOWN AS CITICASTERS INC. ("CITICASTERS") WHOSE CORPORATE NAME WILL BE CHANGED TO "JACOR COMMUNICATIONS COMPANY." THE TERM "PENDING TRANSACTIONS" REFERS TO THE PENDING ACQUISITIONS, DISPOSITIONS AND MERGER DESCRIBED UNDER "TRANSACTIONS -- PENDING TRANSACTIONS." NOT ALL OF THE PENDING TRANSACTIONS WILL BE CONSUMMATED PRIOR TO THE CLOSING OF THE OFFERING.


                                  THE COMPANY

    Jacor, upon consummation of the Pending Transactions, will be the second largest radio group in the nation as measured by gross revenue and will own and/or operate 93 radio stations and one television station in 23 broadcast areas across the United States. Jacor's strategic objective is to be a leading radio broadcaster by operating multiple radio station platforms in each of its broadcast areas. The Company's broadcast areas are among the most attractive in the country, demonstrating, as a group, radio revenue growth in excess of the radio industry average over the last five years. In 1995, the Company would have been the top billing radio group in 14 of its 23 broadcast areas and would have had net revenue and broadcast cash flow of $373.7 million and $119.1 million, respectively.

    The following table sets forth certain information regarding the Company and its broadcast areas:

                                  COMPANY DATA                     BROADCAST AREA DATA
                      ------------------------------------  ----------------------------------
                       1995      RADIO                                      1995     1990-1995
                       RADIO    AUDIENCE  NO. OF STATIONS       1995        RADIO     REVENUE
                      REVENUE    SHARE    ----------------    ARBITRON     REVENUE     CAGR
BROADCAST AREA         RANK        %       AM    FM    TV       RANK        RANK         %
--------------------  -------   -------   ----  ----  ----  ------------   -------   ---------
Los Angeles.........       5       3.4      1     1   --              2         1         3.6
Atlanta.............       1      15.2      1     3   --             12        10         9.2
San Diego(1)(2).....       1      20.9      3     5   --             15        16         5.5
St. Louis...........       5       9.4      1     2   --             17        18         4.5
Tampa...............       1      33.3      2     5   --             21        21         6.2
Denver(3)...........       1      33.1      4     4   --             23        14         8.6
Portland............       1      18.4      1     2   --             24        23         8.4
Cincinnati(2)(3)....       1      32.4      2     3     1            25        20         7.4
Kansas City.........       1      21.5      1     3   --             26        32         4.3
Columbus............       1      21.3      2     3   --             32        28         6.7
Salt Lake City(3)...       1      21.7      1     4   --             35        33         9.3
Las Vegas...........       1      22.1    --      4   --             48        42        11.8
Louisville..........       2      20.9      1     4   --             49        45         5.8
Jacksonville........       2      22.8      2     3   --             53        46         7.9
Toledo..............       1      35.8      2     3   --             75        74         5.6
Sarasota/Bradenton...      1      10.4      1     2   --             79       176         N/A
Charleston..........       2      13.5    --      2   --             87        90         4.8
Des Moines..........       1      19.9      1     1   --             89        69         8.4
Lexington...........       3      16.7      1     2   --            105        79         6.4
Boise...............       2      17.6      1     2   --            130       104         9.5
Cedar Rapids........       1      25.3      1     1   --            197       127         4.9
Casper..............       3      21.0      1     1   --            263       249         N/A
Venice/Englewood....     N/A       N/A      1     2   --            N/A       N/A         N/A

------------------------
(1) Excludes two radio stations located in Baja California, Mexico for which Jacor provides programming to and sells air time for under an exclusive sales agency agreement.

(2) Excludes KCBQ-AM in San Diego and WKRQ-FM in Cincinnati which the Company will divest (see "Transactions").

(3) Excludes one station in Denver, three stations in Cincinnati and two stations in Salt Lake City on which the Company sells or will sell advertising time pursuant to joint sales agreements (see "Business -- Radio Station Overview").

                               BUSINESS STRATEGY

    Jacor's strategic objective is to be a leading radio broadcaster in each of its broadcast areas. Jacor intends to acquire individual radio stations or radio groups that strengthen its strategic position and that maximize the operating performance of its broadcast properties. Specifically, Jacor's business strategy centers upon:

    REVENUE LEADERSHIP. Jacor strives to maximize the audience ratings in each of its broadcast areas in order to capture the largest share of the radio advertising revenue and attract advertising away from other media in that broadcast area. Jacor focuses on those locations where it believes it has the potential to be a leading radio group. By operating multiple radio stations in its broadcast areas, Jacor is able to operate its stations at lower costs, supply more diverse programming and provide advertisers with the greatest access to targeted demographic groups.

    ACQUISITION AND DEVELOPMENT OF BROADCAST PROPERTIES. Jacor's acquisition strategy focuses on acquiring both developed, cash flow producing stations and underdeveloped "stick" properties (i.e., stations with insignificant ratings and little or no positive broadcast cash flow) that complement its existing portfolio and strengthen its overall strategic position. Jacor has been able to improve the ratings of "stick" properties with increased marketing and focused programming that complements its existing radio station formats. Additionally, Jacor increases the revenues and cash flow of "stick" properties by encouraging advertisers to buy advertising in a package with its more established stations. The Company may enter new locations through acquisitions of radio groups that have multiple station ownership in their respective broadcast areas. The Company may also seek to acquire individual stations in new locations that it believes are fragmented and where a revenue-leading position can be created through additional acquisitions. The Company may exit locations it views as having limited strategic appeal by selling or exchanging existing stations for stations in other locations where the Company operates, or for stations in new locations.

    Additionally, the Company may enter new locations situated near Jacor's core broadcast areas. The Company believes that it will be able to leverage the costs associated with the delivery of high quality, high cost programming of topical interest throughout these geographical regions, which programming would not otherwise be economically viable in such smaller broadcast areas. Utilizing this strategy, Jacor has recently entered into agreements or closed transactions to acquire radio stations in Venice/Englewood, Florida; Lexington, Kentucky; Sarasota/Bradenton, Florida; Louisville, Kentucky; and Casper, Wyoming.

    DIVERSE FORMAT EXPERTISE. Jacor management has developed programming expertise over a broad range of radio formats. This management expertise enables Jacor to specifically tailor the programming of each station in a broadcast area in order to maximize Jacor's overall strategic position. Jacor utilizes sophisticated research techniques to identify opportunities within each broadcast area and programs its stations to provide complete coverage of a demographic or format type. This strategy allows Jacor to deliver highly effective access to a target demographic and to capture a higher percentage of advertising revenues.

    DISTINCT STATION PERSONALITIES. Jacor engages in a number of creative programming and promotional efforts designed to create listener loyalty and station brand awareness. Through these efforts, management seeks to cultivate a distinct personality for each station based upon the unique characteristics of each broadcast area. Jacor hires dynamic on-air personalities for key morning and afternoon "drive times" and provides comprehensive news, traffic and weather reports to create active listening by the audience. This commitment to "foreground" or "high impact" programming has successfully generated significant audience share.

    One of the methods Jacor utilizes to develop the personality of its AM radio stations is by broadcasting professional sporting events and related programming. Currently, Jacor has the broadcast rights for the Cincinnati Reds, Cincinnati Bengals, Colorado Rockies, Denver Broncos, Los Angeles Kings, Portland Trail Blazers and San Diego Chargers. Sports broadcasting serves as a key "magnet" for attracting audiences to a station and then introducing them to other programming features, such as local and national news, entertaining talk, and weather and traffic reports.

    STRONG AM STATIONS. Jacor is an industry leader in successfully operating AM stations. While many radio groups primarily utilize network or simulcast programming on their AM stations, Jacor also develops unique programming for its AM stations to build strong listener loyalty and awareness. Utilizing this operating focus and expertise, Jacor has developed its AM stations in Denver and Cincinnati into the revenue and ratings leaders among both AM and FM stations in their respective broadcast areas. Jacor's targeted AM programming adds to Jacor's ability to increase its revenues and results in more complete coverage of the listener base.

    Although the cost structure of a large-scale AM station generally results in lower operating margins than typical music-based FM stations, the majority of Jacor's AM stations generate substantial levels of broadcast cash flow. Historically, most other radio broadcast companies have not focused on their AM operations to the same extent as Jacor. Accordingly, most of the AM stations to be acquired meaningfully underperform Jacor's AM stations, and management believes such stations have the potential to generate significant incremental cash flow.

    POWERFUL BROADCAST SIGNALS. A station's ability to maintain a leadership position depends in part upon the strength of its broadcasting delivery system. A powerful broadcast signal enhances delivery range and clarity, thereby influencing listener preference and loyalty. Many of Jacor's stations' broadcasting signals are among the strongest in their respective broadcast areas reinforcing its leadership position. Jacor opportunistically upgrades the power and quality of the signals of stations it acquires. Following the consummation of the Pending Transactions, Jacor expects that relatively inexpensive technical upgrades in certain broadcast areas will provide for significantly greater signal presence.

                              RECENT DEVELOPMENTS

    Since the enactment of the Telecommunications Act of 1996 (the "Telecom Act") on February 8, 1996, Jacor has acquired 34 radio stations, two television stations and entered into an exclusive sales agency agreement to provide programming to and sell air time for two radio stations located in Baja California, Mexico. The aggregate consideration paid by Jacor in these transactions was approximately $1.0 billion. Jacor has also disposed of three radio stations for approximately $7.0 million.


    In addition, Jacor has entered into a number of binding agreements for transactions that are currently pending. Jacor has contracted for the exchange of one of its television stations and two radio stations for eight radio stations. Jacor has also entered into binding agreements to purchase an additional 19 radio stations for approximately $164.0 million (including $25.7 million already advanced by Jacor to fund various escrow deposits, $16.1 million of which was paid prior to September 30, 1996). Jacor has also entered into a merger agreement pursuant to which it will acquire 18 radio stations and joint sales agreements for two additional radio stations for consideration of 3.55 million shares of Jacor's common stock, $.01 par value per share (the "Common Stock") (subject to adjustment pursuant to the terms of the merger agreement), warrants to acquire 500,000 shares of Common Stock at an exercise price of $40 per full share, and up to $64.0 million in cash to be used to repay outstanding debt of the company to be acquired. Jacor has also entered into a binding agreement to sell two radio stations for approximately $45.0 million in cash. Finally, Jacor has entered into letters of intent for the disposition of WKRQ-FM in Cincinnati and KCBQ-AM in San Diego, but has not executed definitive agreements in connection with such dispositions. For calendar 1995, the incremental net revenues and broadcast cash flow from the Pending Transactions would have been $66.3 million and $10.8 million, respectively.


    Jacor is currently negotiating for additional acquisitions in its existing locations and in new locations. Jacor is also engaged in preliminary discussions with owners of numerous other radio stations, which may or may not result in negotiations for additional acquisitions. Such transactions, if any, may involve the payment of cash, shares of Common Stock and/or the exchange of the Company's other broadcast properties. However, there can be no assurance that Jacor will successfully complete all or any such transactions or what the consequences thereof would be. For more information about Jacor's recent acquisitions and dispositions, see "Transactions."

                                  THE OFFERING

Securities Offered...........  $125.0 million in aggregate principal amount of     % Senior
                               Subordinated Notes.
Maturity Date................  , 2006.
Interest Payment Dates.......  and            , commencing            , 1997.
Mandatory Redemption.........  None.
Optional Redemption..........  The  Notes will be  redeemable, in whole or  in part, at the
                               option of JCC  on or  after                 ,  2001, at  the
                               redemption  prices set forth herein, plus accrued and unpaid
                               interest,  if   any,  to   the  date   of  redemption.   See
                               "Description of the Notes -- Optional Redemption."
Ranking......................  The  Notes will be general  unsecured obligations of JCC and will be subordinated in right of payment to all existing and future Senior Debt of JCC including the Credit Facility.  As of  September  30, 1996,  JCC  had outstanding  an aggregate principal amount of $400.0 million of Senior Debt. On a  pro forma basis as of September 30, 1996, after giving effect to the Citicasters Put and this Offering and the application of the  net proceeds therefrom,  the aggregate principal amount of Senior Debt of  JCC would have  been $400.0 million.  See
                               "Transactions,"  "Description of  Other Indebtedness  -- The
                               Credit   Facility"    and   "Description    of   Notes    --
                               Subordination."
Guarantees...................  The  Notes will be fully and unconditionally guaranteed on a senior subordinated basis by Jacor and the Future Subsidiary
                               Guarantors on a joint and several basis (limited only to the extent necessary for each such Guarantee to not constitute a fraudulent conveyance under applicable law). The  Guarantees will be general unsecured obligations of the Guarantors. See
                               "Description of Notes -- Subordination; -- Guarantees."
Change of Control Offer......  If a Change of Control occurs (including a change of control of Jacor, for so long as JCC is a wholly owned subsidiary of
                               Jacor),  JCC  will be  required to  offer to  repurchase all outstanding  Notes  at  a  price  equal  to  101%  of  their principal  amount, plus accrued and unpaid interest, if any, to the date of  repurchase. There can  be no assurance  that
                               JCC  will have sufficient funds to purchase all of the Notes in the event  of a Change  of Control or  that JCC would  be able  to  obtain financing  for  such purposes  on favorable terms, if at all. In addition, the Credit Facility restricts
                               JCC's ability to repurchase the  Notes pursuant to a  Change of Control Offer. Furthermore, a Change of Control under the
                               Indenture   will  result  in  a  default  under  the  Credit
                               Facility. See "Description of the Notes -- Certain Covenants
                               -- Repurchase of the Notes at the Option of the Holder  Upon
                               a Change of Control."
Certain Covenants............  The Indenture will impose certain limitations on the ability of JCC and its subsidiaries to, among other things (i) incur
                               additional   indebtedness;  (ii)  incur   liens;  (iii)  pay
                               dividends or make  certain other  restricted payments;  (iv)
                               consummate  certain  asset  sales;  (v)  enter  into certain transactions with affiliates;  (vi) incur indebtedness  that is  subordinate in right  of payment to  any Senior Debt and senior in  right  of  payment to  the  Notes;  (vii)  impose restrictions on the ability of a subsidiary to pay dividends or make certain payments to JCC;

                               (viii)   conduct  business  other  than  the  ownership  and
                               operation of  radio and  television broadcast  stations  and related businesses; (ix) merge or consolidate with any other person  or  (x)  sell, assign,  transfer,  lease,  convey or otherwise dispose of all or substantially all of the  assets of  JCC. With  respect to  an Asset  Sale Offer  (as defined herein), JCC will not be permitted to commence an Asset Sale
                               Offer for the Notes until such  time as an Asset Sale  Offer for  the 9 3/4% Notes (as  defined herein), if required, has
                               been  completed.  See  "Description  of  Notes  --   Certain
                               Covenants."
Use of Proceeds..............  The   net  proceeds  from  the  Offering  will  be  used  in
                               connection with the Pending Transactions; to repay a portion of the outstanding indebtedness  under the Credit  Facility;
                               and for general corporate purposes, including acquisition of other  broadcast  properties  and  the  repayment  of  other indebtedness. See "Use of Proceeds."


                      MARKET DATA AND CERTAIN DEFINITIONS

    All rankings by revenue or billings that are contained in this Prospectus are based on 1995 information contained in Duncan's Radio Market Guide (1996 ed.), Duncan's American Radio (Small Market Edition 1996), Duncan's American Radio (Spring 1996), Duncan's Radio Group Directory (1996-1997 ed.) and/or Broadcast Investment Analyst: Radio '96 Market Report. Except where otherwise specified, all information concerning ratings and audience listening information is derived from the Spring 1996 Arbitron Metro Area Ratings Survey (the "Spring 1996 Arbitron") and the Summer 1996 Arbitron Metro Area Ratings Survey (the "Summer 1996 Arbitron"). All Designated Market Area ("DMA") information is derived from the Nielsen Station Index, May 1996 ("Nielsen"). The term "LMAS" means local marketing agreements which would be considered time brokerage agreements for FCC purposes. The term "JSAS" means joint sales agreements pursuant to which a company sells advertising time on stations owned by third parties. A Jacor affiliate owns a 40% interest in a limited liability company that purchased the assets formerly owned by Duncan American Radio, Inc. See "Transactions."

                       SUMMARY HISTORICAL FINANCIAL DATA
                             (Dollars in thousands)

    The following sets forth summary historical financial data for Jacor for the three years ended December 31, 1995 and the nine month periods ended September 30, 1995 and 1996. The comparability of the historical consolidated financial data has been significantly impacted by acquisitions and dispositions. The information presented below is qualified in its entirety by, and should be read in conjunction with, Management's Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements and the Notes thereto incorporated by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1996, June 30, 1996 and September 30, 1996.


                                                                                                          PRO FORMA
                                                                                                       COMBINED(1)(2)
                                                                HISTORICAL                          ---------------------
                                        ----------------------------------------------------------    YEAR        NINE
                                                                              NINE MONTHS ENDED       ENDED      MONTHS
                                             YEAR ENDED DECEMBER 31,            SEPTEMBER 30,       DECEMBER      ENDED
                                        ----------------------------------  ----------------------     31,      SEPTEMBER
                                           1993        1994        1995        1995      1996(3)      1995      30, 1996
                                        ----------  ----------  ----------  ----------  ----------  ---------   ---------
OPERATING STATEMENT DATA:
  Net revenue.........................  $   89,932  $  107,010  $  118,891  $   87,176  $  127,520  $303,469    $240,041
  Broadcast operating expenses........      69,520      80,468      87,290      65,241      91,694   195,744     162,949
  Depreciation and amortization.......      10,223       9,698       9,483       6,783      10,601    46,840      35,239
  Corporate general and administrative
    expenses..........................       3,564       3,361       3,501       2,564       4,080     6,655       5,559
  Operating income....................       6,625      13,483      18,617      12,588      21,145    54,230      36,294
  Net income (loss)...................       1,438       7,852      10,965       7,768       4,737    (8,895)     (4,694)
OTHER FINANCIAL DATA:
  Broadcast cash flow(4)..............  $   20,412  $   26,542  $   31,601  $   21,935  $   35,826  $107,725    $ 77,092
  Broadcast cash flow margin(5).......        22.7%       24.8%       26.6%       25.2%       28.1%     35.5%       32.1%
  EBITDA(4)...........................  $   16,848  $   23,181  $   28,100  $   19,371  $   31,746  $101,070    $ 71,533
  Capital expenditures................       1,495       2,221       4,969       3,664       7,506    19,677      12,436
  Ratio of earnings to fixed
    charges(6)........................        1.9x        6.0x        5.7x        7.1x        2.0x     --          --
PRO FORMA CREDIT RATIOS:(7)
  Cash interest expense...............                                                              $ 56,705
  Ratio of EBITDA to cash interest
    expense...........................                                                                  1.8x
  Ratio of long term debt (net of
    cash) to EBITDA...................                                                                  5.7x


                                                AS OF DECEMBER 31,           AS OF SEPTEMBER 30,
                                        ----------------------------------  ----------------------
                                           1993        1994        1995        1995        1996
                                        ----------  ----------  ----------  ----------  ----------
BALANCE SHEET DATA:
  Working capital.....................  $   38,659  $   44,637  $   24,436  $   20,343  $   84,602
  Intangible assets...................      84,991      89,543     127,158     114,738   1,341,430
  Total assets........................     159,909     173,579     208,839     203,356   1,717,221
  Long-term debt......................      --          --          45,500      33,500     626,250
  LYONs...............................      --          --          --          --         117,090
  Total shareholders' equity..........     140,413     149,044     139,073     141,991     528,255

------------------------------

(1) The unaudited pro forma combined statement of operations data for the year ended December 31, 1995 and nine months ended September 30, 1996 give effect to each of the following transactions as if such transactions had been completed January 1, 1995: (i) the Citicasters Merger (as defined herein),
    (ii) the Noble Acquisition (as defined herein), (iii) Jacor's, Citicasters' and Noble Broadcast Group, Inc.'s completed 1995 and January 1996 radio station acquisitions, (iv) Jacor's February 1996 radio station disposition, and (v) the related financing transactions completed in June 1996. The unaudited pro forma combined information does not purport to present the actual results of operations of Jacor had the transactions and events assumed therein in fact occurred on the dates specified, nor is it necessarily indicative of the results of operations that may be achieved in the future.


(2) The unaudited pro forma combined statement of operations data for the year ended December 31, 1995 and nine months ended September 30, 1996 does not give effect to the completed acquisitions of WCTQ-FM and WAMR-AM in Venice, Florida and WLAP-AM, WMXL-FM and WWYC-FM servicing Lexington, Kentucky. These completed acquisitions would increase net revenue and broadcast cash flow by $3,934 and $560, respectively, for the year ended December 31, 1995 and by $2,507 and $643, respectively, for the nine months ended September 30, 1996.


(3) The Noble Acquisition and the Citicasters Merger significantly affect comparison of net revenues, operating expenses and broadcast cash flow for the nine months ended September 1996 as compared to the nine months ended September 1995.


(4) "Broadcast cash flow" means operating income before depreciation and amortization, and corporate general and administrative expenses. "EBITDA" means operating income before depreciation and amortization. Broadcast cash flow and EBITDA should not be considered in isolation from, or as a substitute for, operating income, net income or cash flow and other consolidated income or cash flow statement data computed in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. Although these measures of performance are not calculated in accordance with generally accepted accounting principles, they are widely used in the broadcasting industry as a measure of a company's operating performance because they assist in comparing station performance on a consistent basis across companies without regard to depreciation and amortization, which can vary significantly depending on accounting methods (particularly where acquisitions are involved) or non-operating factors such as historical cost bases. Broadcast cash flow also excludes the effect of corporate general and administrative expenses, which generally do not relate directly to station performance.

(5) Broadcast cash flow margin equals broadcast cash flow as a percentage of net revenue.


(6) The ratio of earnings to fixed charges for the year ended December 31, 1991 was 1.1x. In 1992, fixed charges exceeded earnings by approximately $23.7 million. For the purpose of computing the ratio of earnings to fixed charges as prescribed by the rules and regulations of the Securities and Exchange Commission, earnings represent pretax income from continuing operations plus fixed charges, less interest capitalized. Fixed charges represent interest (including amounts capitalized), the portion of rent expenses deemed to be interest and amortization of deferred financing costs. On a pro forma basis for the year ended December 31, 1995 and the nine months ended September 30, 1996, the ratio of earnings to fixed charges resulted in a coverage deficiency of $5.9 million and $5.7 million, respectively.



(7) The pro forma credit ratios reflect the cash and long term debt of Jacor as of September 30, 1996 as adjusted to give effect to the Citicasters Put, the Offering and the application of the proceeds therefrom to reduce outstanding indebtedness under the revolving credit facility component of the Credit Facility to the extent permitted thereunder. See "Capitalization."

                                  RISK FACTORS


    IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS AND IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE, PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS BEFORE PURCHASING THE NOTES OFFERED HEREBY.


    PENDING TRANSACTIONS. The consummation of each of the Pending Transactions requires Federal Communications Commission ("FCC") approval with respect to the transfer of the associated broadcast licenses. Jacor has filed applications seeking FCC approval for the Pending Transactions. In addition, the consummation of certain of the Pending Transactions is subject to the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). There can be no assurance that (i) the FCC will approve the transfer of the broadcast licenses in connection with the Pending Transactions; (ii) the FCC or a court would affirm the FCC consent to the Pending Transactions if such review is undertaken;
(iii) the HSR Act waiting periods with respect to the various Pending Transactions will expire without objections being raised by either the Federal Trade Commission ("FTC") or the Antitrust Division of the Department of Justice (the "Antitrust Division") that would not be eliminated without substantial changes to the terms of the applicable Pending Transactions; or (iv) Jacor will be successful in consummating the various Pending Transactions in a timely manner or on the terms described herein.

    RISKS OF ACQUISITION STRATEGY. Jacor intends to pursue growth through the opportunistic acquisition of broadcasting companies, radio station groups, individual radio stations and entities that provide services to radio station groups or individual radio stations. In this regard, Jacor routinely reviews such acquisition opportunities. Jacor believes that currently there are available a number of acquisition opportunities that would be complementary to its business. Other than with respect to the Pending Transactions, Jacor currently has no binding commitments to acquire any specific business or other material assets. Jacor cannot predict whether it will be successful in pursuing such acquisition opportunities or what the consequences of any such acquisition would be.

    The Pending Transactions will increase Jacor's broadcast station portfolio by 38 radio stations. Jacor's acquisition strategy involves numerous risks, including difficulties in the integration of operations and systems, the diversion of management's attention from other business concerns and the potential loss of key employees of acquired stations. There can be no assurance that Jacor's management will be able to manage effectively the resulting business or that such acquisitions will benefit Jacor.

    In addition to the expenditure of capital relating to the Pending Transactions (see "Use of Proceeds"), future acquisitions also may involve the expenditure of significant funds. Depending upon the nature, size and timing of future acquisitions, Jacor may be required to raise additional financing. There is no assurance that such additional financing will be available to Jacor on acceptable terms.

    INCREASED ANTITRUST SCRUTINY. Subsequent to the passage of the Telecom Act, the radio broadcast industry has been subject to an increased amount of scrutiny by the Antitrust Division. Such scrutiny caused Jacor to experience delays in closing both the Citicasters Merger and the Noble Acquisition and to incur increased transaction costs. The Company could experience similar delays and increased costs in connection with future transactions, including one or more of the Pending Transactions.

    The Antitrust Division or the FTC could also compel changes in the proposed terms of acquisitions. This is evidenced by Jacor's agreement with the Antitrust Division in connection with the Citicasters Merger pursuant to which Jacor agreed to divest WKRQ-FM in Cincinnati by February 1997 and to inform the Antitrust Division of certain transactions in Cincinnati that would not otherwise be reportable under the HSR Act. Antitrust Division scrutiny also resulted in Jacor terminating its agreement to finance the acquisition of WGRR-FM in Cincinnati by Tsunami Communications, Inc., the entity with whom Jacor has a JSA for a Denver radio station. Subsequent to such termination, Jacor received from the Antitrust Division a civil investigative demand relating to the proposed transaction.

    In addition, Jacor has received an industry-wide civil investigative demand relating to JSAs pursuant to which the Antitrust Division is examining the antitrust implications of such arrangements. Jacor anticipates that the Antitrust Division's determinations of the permissibility of JSAs will depend on the specific characteristics of the markets, stations and relationships being reviewed. Jacor believes that its existing JSAs are appropriate under applicable antitrust laws and that its JSAs are not material to its business as such arrangements only account for approximately 1.0% of Jacor's revenues.


    Jacor is in the process of responding to the civil investigative demands received from the Antitrust Division. Although Jacor does not believe that antitrust considerations will adversely affect Jacor's ability to successfully implement its business strategy, the effects of the Antitrust Division's heightened level of scrutiny on the radio broadcast industry and on Jacor are uncertain. There can be no assurance that these concerns will not negatively impact Jacor.


    FCC REGULATION OF BROADCASTING INDUSTRY. The broadcasting industry is subject to extensive regulation by the FCC which, among other things, requires approval for the issuance, renewal, transfer and assignment of broadcasting station operating licenses, limits the number of broadcasting properties Jacor may acquire and regulates the operations of broadcasting stations. Additionally, in certain circumstances, the Communications Act of 1934, as amended (the "Communications Act"), and FCC rules will operate to impose limitations on alien ownership and voting of the capital stock of Jacor. The FCC is considering changes to its rules in response to the Telecom Act and other industry developments. There can be no assurance that any such rule changes will not negatively impact Jacor's operations in the future.

    The Company's business will be dependent upon maintaining its broadcasting licenses issued by the FCC, which are issued currently for a maximum term of five years for television and seven years for radio. The majority of the Company's operating licenses expire at various times in 1996 and 1997. Although it is rare for the FCC to deny a renewal application, there can be no assurance that the pending or future renewal applications will be approved, or that such renewals will not include conditions or qualifications that could adversely affect the Company's operations. Moreover, governmental regulations and policies may change over time and there can be no assurance that such changes would not have a material adverse impact upon the Company's business, financial condition and results of operations.

    COMPETITION; BUSINESS RISKS. Broadcasting is a highly competitive business. Jacor's radio and television stations compete for audiences and advertising revenues with other radio and television stations, as well as with other media, such as newspapers, magazines, cable television, outdoor advertising and direct mail, within their respective geographic areas. Audience ratings and revenue shares are subject to change and any adverse change in a particular geographic area could have a material and adverse effect on the revenue of stations located in that geographic area. Future operations are further subject to many variables which could have an adverse effect upon Jacor's financial performance. These variables include economic conditions, both generally and relative to the broadcasting industry; shifts in population and other demographics; the level of competition for advertising dollars with other radio stations, television stations and other entertainment and communications media; fluctuations in operating costs; technological changes and innovations; changes in labor conditions; and changes in governmental regulations and policies and actions of federal regulatory bodies. Although the Company believes that each of its stations will be able to compete effectively in its respective broadcast area, there can be no assurance that any such station will be able to maintain or increase its current audience ratings and advertising revenues.

    SUBSTANTIAL LEVERAGE AND LIMITED FINANCIAL FLEXIBILITY. The Pending Transactions and this Offering may result in a higher level of indebtedness for the Company. The Company's outstanding indebtedness may have the following important consequences: (i) significant interest expense and principal repayment obligations resulting in substantial annual fixed charges; (ii) significant limitations on the Company's ability to obtain additional debt financing; and
(iii)  increased  vulnerability  to   adverse  general  economic  and   industry
conditions. In addition, the Credit Facility has a number of financial covenants, including interest coverage, debt service coverage and a maximum ratio of debt to earnings before other expenses (income), interest, expenses, taxes, depreciation and amortization.

    SHARE OWNERSHIP BY ZELL/CHILMARK. Zell/Chilmark Fund L.P. ("Zell/Chilmark") currently holds approximately 42.7% of the outstanding Common Stock. The large share ownership of Zell/Chilmark may have the effect of discouraging certain types of transactions involving an actual or potential change of control of Jacor, including transactions in which the holders of Common Stock might otherwise receive a premium for their shares over then-current market prices.

    By virtue of its current control of Jacor, Zell/Chilmark could sell large amounts of Common Stock by causing Jacor to file a registration statement with respect to such stock. In addition, Zell/Chilmark could sell its shares of Common Stock without registration pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). Jacor can make no prediction as to the effect, if any, that such sales of shares of Common Stock would have on the prevailing market price. Sales of substantial amounts of Common Stock, or the availability of such shares for sale, could adversely affect prevailing market prices. Sales or transfers of Common Stock by Zell/Chilmark could result in another person or entity becoming the controlling shareholder of Jacor.


    KEY PERSONNEL. Jacor's business is dependent upon the performance of certain key employees, including its Chief Executive Officer and its President. Jacor employs several on-air personalities with significant loyal audiences in
their  respective  broadcast  areas.  Jacor  generally  enters  into   long-term
employment agreements with its key on-air talent to protect its interests in those relationships, but there can be no assurance that all such on-air personalities will remain with Jacor.


    FORWARD-LOOKING STATEMENTS. This Prospectus sets forth or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act. Discussions containing such forward-looking statements may be found in the material set forth under "Summary" and "Business," as well as within the Prospectus generally. In addition, when used in this Prospectus, the words "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially from those described in the forward-looking statements as a result of the risk factors set forth above and the matters set forth or incorporated by reference in this Prospectus generally. Jacor undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances. Jacor cautions the reader, however, that this list of risk factors may not be exhaustive.

                                  TRANSACTIONS

    RECENTLY COMPLETED ACQUISITIONS AND DISPOSITIONS

    In February 1996, Jacor entered into an agreement to acquire Citicasters through a merger of Citicasters with and into a wholly owned Jacor subsidiary (the "Citicasters Merger"). Citicasters owned and/or operated 19 radio stations, located in Atlanta, Phoenix, Tampa, Portland, Kansas City, Cincinnati, Sacramento, Columbus and two television stations, one located in Tampa and one in Cincinnati. The Citicasters Merger enhanced Jacor's existing station portfolios in Atlanta, Tampa and Cincinnati and created new multiple radio station platforms in Phoenix, Portland, Kansas City, Sacramento and Columbus. Jacor consummated the Citicasters Merger in September 1996 for an approximate aggregate value of $847.3 million, which included the purchase of all outstanding shares of Citicasters common stock, the assumption of Citicasters outstanding indebtedness and the issuance of warrants to purchase an aggregate of 4,400,000 shares of Common Stock at an exercise price of $28.00 per full share (the "Citicasters Warrants"). In order to complete the Citicasters Merger, Jacor agreed with the Antitrust Division to divest WKRQ-FM in Cincinnati no later than February 1997.

    Also, in February 1996, Jacor entered into an agreement to acquire Noble Broadcast Group, Inc. ("Noble"), which owned ten radio stations serving Denver, St. Louis and Toledo, and the right to provide programming to and sell the air time for one AM and one FM station serving the San Diego broadcast area (the "Noble Acquisition"). The Noble Acquisition enhanced Jacor's existing portfolio in Denver where it now owns eight stations, in addition to creating new multiple station platforms in St. Louis and Toledo. Jacor consummated the Noble Acquisition in July 1996 for an aggregate consideration of approximately $152.0 million in cash.

    In February 1996, Jacor sold the business and certain operating assets of radio stations WMYU-FM and WWST-FM in Knoxville. Jacor received approximately $6.5 million in cash for this sale, generating a gain of approximately $2.5 million. In March 1996, Jacor entered into an agreement for the sale of the assets of WBRD-AM in Tampa for approximately $0.5 million in cash. The sale of WBRD-AM was completed in June 1996.

    In March 1996, Jacor entered into an agreement to acquire the FCC licenses of WCTQ-FM and WAMR-AM in Venice, Florida and to purchase certain real estate and transmission facilities necessary to operate the stations. In June 1996, Jacor consummated this acquisition for a purchase price of approximately $4.4 million.

    In June 1996, Jacor entered into an agreement to acquire the FCC licenses of WLAP-AM, WMXL-FM and WWYC-FM servicing Lexington, Kentucky and to purchase real estate and transmission facilities necessary to operate the stations. In August 1996, Jacor consummated this acquisition for a purchase price of approximately $14.0 million.

    Also, in June 1996, Jacor agreed to finance the purchase by Critical Mass Media, Inc. ("CMM") of a 40% interest in a newly formed limited liability company that agreed to purchase for approximately $0.5 million the assets of Duncan American Radio, Inc. CMM is a marketing research and radio consulting business which is owned by a limited partnership of which Jacor is the 5% general partner and a corporation wholly owned by Randy Michaels, the Chief Executive Officer of Jacor, is the 95% limited partner. This transaction was completed by Jacor in June 1996.

    PENDING TRANSACTIONS

    In May 1996, Jacor entered into an agreement with Enterprise Media of Toledo, L.P. to acquire the FCC licenses of WIOT-FM and WCWA-AM in Toledo, Ohio and to purchase real estate and transmission facilities necessary to operate the stations. The purchase price for the assets is $13.0 million which amount has been placed in escrow pending the closing of the transaction. Jacor has entered into an LMA with respect to these stations. These stations will enhance Jacor's existing radio station portfolio in the Toledo broadcast area.

    In July 1996, Jacor entered into an agreement with New Wave Communications, L.P. and New Wave Broadcasting, Inc. to acquire the FCC licenses of WSPB-AM, WSRZ-FM and WYNF-FM in Sarasota, Florida and to purchase leasehold interests in real estate and transmission facilities necessary to operate the stations. The purchase price for the assets is $12.5 million, subject to a maximum purchase price of $15.0 million based upon the timing of the closing.

    In August 1996, Jacor entered into agreements with Sarasota-Charlotte Broadcasting Corporation to acquire certain assets, a construction permit and related real estate for radio station WEDD-FM in Englewood, Florida for an aggregate of $0.8 million.

    In September 1996, Jacor entered into a binding agreement with a subsidiary of Gannett Co., Inc. ("Gannett") to effect an exchange of Jacor's Tampa television station, WTSP-TV, acquired by Jacor in the Citicasters Merger, for six of Gannett's radio stations (the "Gannett Exchange"). The stations to be acquired by Jacor are KIIS-FM and KIIS-AM in Los Angeles, KSDO-AM and KKBH-FM in San Diego and WDAE-AM in Tampa-St. Petersburg. Jacor will also acquire the licenses and operating assets of WUSA-FM in Tampa-St. Petersburg while Gannett will retain the call letters. The Gannett Exchange will enhance Jacor's existing station portfolios in San Diego and Tampa and will create a new multiple radio station platform in the Los Angeles broadcast area. The assets to be exchanged are valued by Jacor and Gannett at approximately $190.0 million. Jacor anticipates that this transaction will constitute a tax-free like-kind exchange. Jacor received early termination of the HSR Act waiting period with respect to the Gannett Exchange on November 5, 1996.


    In October 1996, Jacor entered into a definitive merger agreement with Regent Communications, Inc. ("Regent") whereby Regent will merge with and into Jacor (the "Regent Merger"). Regent owns, operates or represents 20 radio stations located in Kansas City, Salt Lake City, Las Vegas, Louisville and Charleston, South Carolina. Of these 20 stations, Regent currently is operating two such stations under an LMA pending completion of Regent's acquisition of such stations, is operating another two such stations under an LMA subject to Regent's option to purchase such stations, is representing two such stations under JSAs and has a definitive merger agreement to acquire another such station. Regent has entered into an LMA with Jacor such that Jacor will commence operating the Regent stations effective December 1, 1996 and Regent has agreed that its existing LMAs and JSAs will be assigned to Jacor. In addition, the owner of the station which Regent is to acquire pursuant to a definitive merger agreement has entered into an LMA with Jacor that will also become effective December 1, 1996. The Regent Merger will enhance Jacor's existing station portfolio in Kansas City and will create new multiple station platforms in the attractive high growth Salt Lake City and Las Vegas broadcast areas. The merger consideration to be paid by Jacor to the Regent stockholders consists of 3.55 million shares of Common Stock (subject to adjustment pursuant to the terms of the merger agreement) warrants to acquire an aggregate of 500,000 shares of Common Stock at an exercise price of $40 per full share (the "Regent Warrants"), and up to $64.0 million in cash to be used to repay outstanding Regent indebtedness. In the event that the value of the Common Stock to be received by the Regent stockholders is less than $116.0 million, at Jacor's option: (a) Jacor may make up the difference by the delivery of additional shares of Common Stock; (b) pay the difference in cash; or (c) pay all of the merger consideration in cash. The HSR Act waiting period with respect to the Regent Merger expired on November 22, 1996.


    In October 1996, Jacor also entered into binding agreements with Par Broadcasting Company, Inc. and Par Broadcasting Company (collectively, "Par") to purchase four radio stations in San Diego, KOGO-AM, KCBQ-AM, KIOZ-FM and KKLQ-FM, for $72.0 million in cash and with Entertainment Communications, Inc. ("Entercom") to sell two radio stations in Sacramento, KSEG-FM and KRXQ-FM, for $45.0 million in cash (collectively, the "Par/Entercom Transaction"). Although these transactions are not directly contingent upon each other, Jacor anticipates that these transactions will occur in a manner that permits the transactions to be treated as a tax-free like-kind exchange. Par has entered into an LMA with Jacor such that Jacor will commence operating the San Diego stations upon the expiration or termination of the applicable waiting period under the HSR Act. Jacor has entered into an LMA with Entercom such that Entercom will commence operating the Sacramento stations upon the expiration or termination of the applicable waiting period under the HSR Act.

    In October 1996, Jacor entered into a binding agreement with Nationwide Communications, Inc. ("Nationwide") whereby Jacor will exchange the assets of its two radio stations in Phoenix, KSLX-AM and KSLX-FM, for the assets of Nationwide's two radio stations in San Diego, KGB-FM and KPOP-AM (the "Nationwide Exchange"). The assets to be exchanged are valued by Jacor and Nationwide at approximately $45.0 million. Jacor anticipates that this transaction will constitute a tax-free like-kind exchange. This transaction is contingent upon the successful closing of Nationwide's agreement to purchase KGB-FM and KPOP-AM from KGB, Inc. Nationwide has assigned to Jacor its rights under an LMA with KGB, Inc. such that Jacor will commence operating the San Diego stations upon the expiration or termination of the applicable waiting period under the HSR Act. Jacor has entered into an LMA with Nationwide such that Nationwide will commence operating the Phoenix stations upon the expiration or termination of the applicable waiting period under the HSR Act. In connection with entering into the agreements with Nationwide, Jacor also announced that it intends to sell KCBQ-AM in San Diego, upon its acquisition from Par, to EXCL Communications, Inc. ("EXCL"). No binding agreement has yet been entered into with EXCL. Together, the Par/Entercom Transaction, the Nationwide Exchange and the contemplated sale of KCBQ-AM will enhance Jacor's existing radio station portfolio in San Diego, where Jacor will then own eight stations.

    In October 1996, Jacor entered into three separate binding agreements with three unaffiliated radio broadcast companies whereby Jacor will acquire the FCC licenses and assets of a total of nine radio stations. These agreements are with Palmer Broadcasting Limited Partnership to acquire WHO-AM and KLYF-FM in Des Moines and WMT-AM and WMT-FM in Cedar Rapids for a purchase price of $52.5 million in cash (the "Palmer Transaction"); with Clear Channel Radio, Inc. to purchase KTWO-AM, KMGW-FM and the Wyoming Radio Network, in Casper, Wyoming for a purchase price of $1.9 million in cash; and with Colfax Communications to acquire KIDO-AM and KLTB-FM in Boise, Idaho and KARO-FM in Caldwell, Idaho for a purchase price of $11.0 million in cash. Jacor received early termination of the HSR Act waiting period with respect to the Palmer Transaction on November 18, 1996.


    All of the Pending Transactions are subject to various conditions, including approval by the FCC. The Par/Entercom Transaction and the Nationwide Exchange are further subject to termination or expiration of the applicable waiting periods under the HSR Act. See "Risk Factors -- Pending Transactions" and "-- Increased Antitrust Scrutiny."

                                USE OF PROCEEDS


    The net proceeds (after deducting estimated expenses and underwriting discounts and commissions) to JCC from the sale of the Notes offered hereby are
estimated to be $       million. Jacor intends to use the net proceeds from  the
Offering (i) to finance the remaining purchase price of the Pending Transactions; (ii) to repay a portion of the outstanding indebtedness under the Credit Facility; and (iii) for general corporate purposes, including acquisition of other broadcast properties and repayment of other indebtedness.


    In June 1996, Jacor entered into a credit facility (the "Credit Facility") with certain banks and other financial institutions. The Credit Facility provides availability of up to $600.0 million of loans in three components: (i) a revolving credit facility of up to $200.0 million with mandatory semi-annual commitment reductions beginning six months prior to the third anniversary of the closing of the Credit Facility and a final maturity date of seven years after initial funding: (ii) a term loan of up to $300.0 million with scheduled semi-annual reductions beginning six months prior to the second anniversary of the closing of the Credit Facility and a final maturity date of seven years after initial funding; and (iii) a tranche B term loan of up to $100.0 million with scheduled semi-annual reductions beginning six months prior to the third anniversary of the closing of the Credit Facility and a final maturity date of eight years after initial funding.

    The Credit Facility bears interest at a rate that fluctuates with a bank base rate and/or the Eurodollar rate per annum, and at October 31, 1996 this rate was 7.73%. Jacor borrowed monies under the Credit Facility to (i) finance a portion of the cash consideration paid in the Citicasters Merger, and (ii) fund $100 million of the repurchase price of the 9 3/4% Senior Subordinated Notes due 2004 issued by JCC (the "9 3/4% Notes"). The Citicasters Merger constituted a change in control for the purposes of the indenture under which the 9 3/4% Notes were issued and Jacor was required to make an offer to repurchase such notes at 101% of their aggregate principal amount. The holders of $106.9 million in principal amount of the 9 3/4% Notes elected in October 1996 to sell their 9 3/4% Notes to Jacor pursuant to Jacor's repurchase offer.


    In November 1996, Jacor entered into discussions to expand the revolving credit facility component of the Credit Facility from up to $200.0 million to up to $350.0 million. There can be no assurance that the availability under the Credit Facility will be increased. Consummation of the Offering is not subject to an expansion of the Credit Facility or consummation of any of the Pending Transactions.

                                 CAPITALIZATION


    The following sets forth the capitalization of Jacor on an actual basis as of September 30, 1996 and as adjusted to give effect to the Citicasters Put (as defined below), the Offering and the application of the proceeds therefrom.



                                                                                         AS OF SEPTEMBER 30, 1996
                                                                                        --------------------------
                                                                                                      PRO FORMA AS
                                                                                           ACTUAL       ADJUSTED
                                                                                        ------------  ------------
                                                                                          (DOLLARS IN THOUSANDS)
Cash(1)...............................................................................  $     52,821  $     68,000
                                                                                        ------------  ------------
                                                                                        ------------  ------------
Long-term debt, including current portion:(2)
    Credit Facility(1)(3).............................................................  $    400,000  $    400,000
      % Senior Subordinated Notes due 2006............................................       --            125,000
    10 1/8% Senior Subordinated Notes due 2006........................................       100,000       100,000
    9 3/4% Senior Subordinated Notes due 2004(3)......................................       125,000        18,125
    Liquid Yield Option Notes due 2011(4).............................................       117,090       117,090
                                                                                        ------------  ------------
        Total long-term debt..........................................................       742,090       760,215
                                                                                        ------------  ------------
Shareholders' equity:
    Common Stock, $.01 par value(5)...................................................           312           312
    Additional paid-in capital........................................................       430,307       430,307
    Citicasters Warrants..............................................................        72,644        72,644
    Retained earnings.................................................................        24,992        24,992
                                                                                        ------------  ------------
        Total shareholders' equity....................................................       528,255       528,255
                                                                                        ------------  ------------
Total capitalization..................................................................  $  1,270,345  $  1,288,470
                                                                                        ------------  ------------
                                                                                        ------------  ------------


------------------------------

(1) Jacor has entered into discussions to revise its Credit Facility to permit the Company to utilize excess cash to reduce outstanding indebtedness under the Credit Facility without creating a permanent reduction in availability. Pro forma indebtedness reflecting the proposed revisions to the Credit Facility would result in borrowings under the Credit Facility of $337.0 million and total long-term debt of $697.2 million.


(2) See Notes 4 and 5 of Notes to Jacor's consolidated financial statements which are incorporated herein by reference from Jacor's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996 for additional information regarding the components and terms of Jacor's long-term debt.


(3) As a result of a change of control covenant in the 9 3/4% Notes, the holders thereof, upon consummation of the Citicasters Merger, had the option to require Jacor to repurchase the 9 3/4% Notes at 101% of the principal amount thereof. Upon such repurchase offer, the holders of approximately $106.9 million of 9 3/4% Notes exercised such option on October 18, 1996 (the "Citicasters Put"). Jacor funded such purchase with excess cash and $100.0 million of additional borrowings under the Credit Facility.


(4) The LYONs are convertible at any time on or prior to maturity into Common Stock at a conversion rate of 13.412 shares per LYON, and are not redeemable by Jacor prior to June 12, 2001 and are subject to mandatory redemption at the option of the holders on June 12, 2001 and June 12, 2006. No cash interest or similar payment is required in connection with the LYONs. The LYONs are obligations of Jacor Communications, Inc. but not of JCC. See "Description of Other Indebtedness -- The LYONs".


(5)  Excludes  (i)  options   outstanding  on  the   date  hereof  to   purchase
     approximately 2,030,000 shares of Common Stock at a weighted average exercise price of $11.84, which options have been granted to (a) employees under Jacor's 1993 Stock Option Plan and 1995 Employee Stock Purchase Plan, and (b) Jacor's non-employee directors, (ii) the Citicasters Warrants,
     (iii) the Regent Warrants, (iv) units granted to Jacor's non-employee directors in July 1996 to acquire 14,960 shares of Common Stock and (v) units granted to certain Jacor executive officers in November 1996 to acquire 22,488 shares of Common Stock.

                                    BUSINESS

GENERAL

    Jacor, upon consummation of the Pending Transactions, will be the second largest radio group in the nation as measured by gross revenue and will own and/or operate 93 radio stations and one television station in 23 broadcast areas across the United States. Jacor's strategic objective is to be a leading radio broadcaster by operating multiple radio station platforms in each of its broadcast areas. The Company's broadcast areas are among the most attractive in the country, demonstrating, as a group, radio revenue growth in excess of the radio industry average over the last five years. In 1995, the Company would have been the top billing radio group in 14 of its 23 broadcast areas and would have had net revenue and broadcast cash flow of $373.7 million and $119.1 million, respectively.

    The following table sets forth certain information regarding the Company and its broadcast areas:

                                  COMPANY DATA                     BROADCAST AREA DATA
                      ------------------------------------  ----------------------------------
                       1995      RADIO                                      1995     1990-1995
                       RADIO    AUDIENCE  NO. OF STATIONS       1995        RADIO     REVENUE
                      REVENUE    SHARE    ----------------    ARBITRON     REVENUE     CAGR
BROADCAST AREA         RANK        %       AM    FM    TV       RANK        RANK         %
--------------------  -------   -------   ----  ----  ----  ------------   -------   ---------
Los Angeles.........       5       3.4      1     1   --              2         1         3.6
Atlanta.............       1      15.2      1     3   --             12        10         9.2
San Diego(1)(2).....       1      20.9      3     5   --             15        16         5.5
St. Louis...........       5       9.4      1     2   --             17        18         4.5
Tampa...............       1      33.3      2     5   --             21        21         6.2
Denver(3)...........       1      33.1      4     4   --             23        14         8.6
Portland............       1      18.4      1     2   --             24        23         8.4
Cincinnati(2)(3)....       1      32.4      2     3     1            25        20         7.4
Kansas City.........       1      21.5      1     3   --             26        32         4.3
Columbus............       1      21.3      2     3   --             32        28         6.7
Salt Lake City(3)...       1      21.7      1     4   --             35        33         9.3
Las Vegas...........       1      22.1    --      4   --             48        42        11.8
Louisville..........       2      20.9      1     4   --             49        45         5.8
Jacksonville........       2      22.8      2     3   --             53        46         7.9
Toledo..............       1      35.8      2     3   --             75        74         5.6
Sarasota/Bradenton...      1      10.4      1     2   --             79       176         N/A
Charleston..........       2      13.5    --      2   --             87        90         4.8
Des Moines..........       1      19.9      1     1   --             89        69         8.4
Lexington...........       3      16.7      1     2   --            105        79         6.4
Boise...............       2      17.6      1     2   --            130       104         9.5
Cedar Rapids........       1      25.3      1     1   --            197       127         4.9
Casper..............       3      21.0      1     1   --            263       249         N/A
Venice/Englewood....     N/A       N/A      1     2   --            N/A       N/A         N/A

------------------------
(1) Excludes two radio stations located in Baja California, Mexico for which Jacor provides programming to and sells air time for under an exclusive sales agency agreement.

(2) Excludes KCBQ-AM in San Diego and WKRQ-FM in Cincinnati which the Company will divest (see "Transactions").

(3) Excludes one station in Denver, three stations in Cincinnati and two stations in Salt Lake City on which the Company sells or will sell advertising time pursuant to joint sales agreements (see "Business -- Radio Station Overview").

BUSINESS STRATEGY

    Jacor's strategic objective is to be a leading radio broadcaster in each of its broadcast areas. Jacor intends to acquire individual radio stations or radio groups that strengthen its strategic position and that maximize the operating performance of its broadcast properties. Specifically, Jacor's business strategy centers upon:

    REVENUE LEADERSHIP. Jacor strives to maximize the audience ratings in each of its broadcast areas in order to capture the largest share of the radio advertising revenue and attract advertising away from other media in that broadcast area. Jacor focuses on those locations where it believes it has the potential to be a leading radio group. By operating multiple radio stations in its broadcast areas, Jacor is able to operate its stations at lower costs, supply more diverse programming and provide advertisers with the greatest access to targeted demographic groups.

    ACQUISITION AND DEVELOPMENT OF BROADCAST PROPERTIES. Jacor's acquisition strategy focuses on acquiring both developed, cash flow producing stations and underdeveloped "stick" properties (i.e., stations with insignificant ratings and little or no positive broadcast cash flow) that complement its existing portfolio and strengthen its overall strategic position. Jacor has been able to improve the ratings of "stick" properties with increased marketing and focused programming that complements its existing radio station formats. Additionally, Jacor increases the revenues and cash flow of "stick" properties by encouraging advertisers to buy advertising in a package with its more established stations. The Company may enter new locations through acquisitions of radio groups that have multiple station ownership in their respective broadcast areas. The Company may also seek to acquire individual stations in new locations that it believes are fragmented and where a revenue-leading position can be created through additional acquisitions. The Company may exit locations it views as having limited strategic appeal by selling or exchanging existing stations for stations in other locations where the Company operates, or for stations in new locations.

    Additionally, the Company may enter new locations situated near Jacor's core broadcast areas. The Company believes that it will be able to leverage the costs associated with the delivery of high quality, high cast programming of topical interest throughout these geographical regions, which programming would not otherwise be economically viable in such smaller broadcast areas. Utilizing this strategy, Jacor has recently entered into agreements or closed transactions to acquire radio stations in Venice/Englewood, Florida; Lexington, Kentucky; Sarasota/Bradenton, Florida; and Casper, Wyoming.

    DIVERSE FORMAT EXPERTISE. Jacor management has developed programming expertise over a broad range of radio formats. This management expertise enables Jacor to specifically tailor the programming of each station in a broadcast area in order to maximize Jacor's overall strategic position. Jacor utilizes sophisticated research techniques to identify opportunities within each broadcast area and programs its stations to provide complete coverage of a demographic or format type. This strategy allows Jacor to deliver highly effective access to a target demographic and to capture a higher percentage of advertising revenues.

    DISTINCT STATION PERSONALITIES. Jacor engages in a number of creative programming and promotional efforts designed to create listener loyalty and station brand awareness. Through these efforts, management seeks to cultivate a distinct personality for each station based upon the unique characteristics of each broadcast area. Jacor hires dynamic on-air personalities for key morning and afternoon "drive times" and provides comprehensive news, traffic and weather reports to create active listening by the audience. This commitment to "foreground" or "high impact" programming has successfully generated significant audience share.

    One of the methods Jacor utilizes to develop the personality of its AM radio stations is by broadcasting professional sporting events and related programming. Currently, Jacor has the broadcast rights for the Cincinnati Reds, Cincinnati Bengals, Colorado Rockies, Denver Broncos, Los Angeles Kings, Portland Trail Blazers and San Diego Chargers. Sports broadcasting serves as a key "magnet" for attracting audiences to a station and then introducing them to other programming features, such as local and national news, entertaining talk, and weather and traffic reports.

    STRONG AM STATIONS. Jacor is an industry leader in successfully operating AM stations. While many radio groups primarily utilize network or simulcast programming on their AM stations, Jacor also develops unique programming for its AM stations to build strong listener loyalty and awareness. Utilizing this operating focus and expertise, Jacor has developed its AM stations in Denver and Cincinnati into the revenue and ratings leaders among both AM and FM stations in their respective broadcast areas. Jacor's targeted AM programming adds to Jacor's ability to increase its revenues and results in more complete coverage of the listener base.

    Although the cost structure of a large-scale AM station generally results in lower operating margins than typical music-based FM stations, the majority of Jacor's AM stations generate substantial levels of broadcast cash flow. Historically, most other radio broadcast companies have not focused on their AM operations to the same extent as Jacor. Accordingly, most of the AM stations to be acquired meaningfully underperform Jacor's AM stations, and management believes such stations have the potential to generate significant incremental cash flow.

    POWERFUL BROADCAST SIGNALS. A station's ability to maintain a leadership position depends in part upon the strength of its broadcasting delivery system. A powerful broadcast signal enhances delivery range and clarity, thereby influencing listener preference and loyalty. Many of Jacor's stations' broadcasting signals are among the strongest in their respective broadcast areas reinforcing its leadership position. Jacor opportunistically upgrades the power and quality of the signals of stations it acquires. Following the consummation of the Pending Transactions, Jacor expects that relatively inexpensive technical upgrades in certain broadcast areas will provide for significantly greater signal presence.

RADIO STATION OVERVIEW

    The following table sets forth certain information regarding the 93 radio stations that will be owned and/ or operated by the Company upon completion of the Pending Transactions.


                                                                                                   TARGET
                        PENDING      1995 COMBINED                                               DEMOGRAPHIC
BROADCAST AREA/       ACQUISITION    RADIO REVENUE                                  TARGET        SHARE %/
STATION                   (P)             RANK                 FORMAT             DEMOGRAPHIC       RANK
-------------------  --------------  --------------  --------------------------  -------------  -------------
LOS ANGELES                                5
  KIIS-FM                  P                         Contemporary Hit Radio      Adults 18-34         4.5/6
  KIIS-AM                  P                         Contemporary Hit Radio      Adults 18-34        --

ATLANTA                                    1
  WPCH-FM                                            Adult Contemporary          Women 25-54          9.2/3
  WGST-AM/FM(1)                                      News Talk                   Men 25-54            5.0/8
  WKLS-FM                                            Album Oriented Rock         Men 18-34           13.0/1

DENVER(2)                                  1
  KOA-AM                                             News Talk                   Men 25-54           10.9/2
  KRFX-FM                                            Classic Rock                Men 25-54           12.4/1
  KBPI-FM                                            Rock Alternative            Men 18-34           13.4/2
  KTLK-AM                                            Talk                        Adults 35-64         2.4/13
  KHIH-FM                                            Jazz                        Adults 25-54         4.9/8
  KHOW-AM                                            Talk                        Adults 25-54         2.2/13
  KBCO-AM                                            Talk                        Adults 25-54        --
  KBCO-FM                                            Album Oriented Rock         Adults 25-54         5.7/7

SAN DIEGO(3)(4)                            1
  KHTS-FM                                            Rhythmic Hits               Adults 18-34         2.5/11
  KSDO-AM                  P                         News Talk                   Men 25-54            4.5/8
  KKBH-FM                  P                         Adult Contemporary          Women 25-54          2.8/9
  KOGO-AM                  P                         Talk                        Adults 25-54         1.4/22
  KKLQ-FM                  P                         Contemporary Hit Radio      Adults 18-34         4.0/7
  KIOZ-FM                  P                         Album Oriented Rock         Men 18-34            7.9/3
  KGB-FM                   P                         Classic Rock                Men 25-54            5.9/1
  KPOP-AM                  P                         Nostalgia                   Adults 35-64         1.5/20

ST. LOUIS                                  5
  KMJM-FM                                            Urban Adult Contemporary    Adults 25-54         5.3/6
  KATZ-FM                                            Black Oldies                Adults 25-54         2.1/16
  KATZ-AM                                            Urban Talk                  Adults 35-64         1.6/19

CINCINNATI(2)(4)                           1
  WLW-AM                                             News Talk                   Men 25-54           13.5/2
  WEBN-FM                                            Album Oriented Rock         Men 18-34           28.2/1
  WOFX-FM                                            Classic Rock                Men 25-54            5.7/5
  WCKY-AM                                            Talk                        Adults 35-64         6.8/4
  WWNK-FM                                            Adult Contemporary          Women 25-54          5.8/5

                                                                                                   TARGET
                        PENDING      1995 COMBINED                                               DEMOGRAPHIC
BROADCAST AREA/       ACQUISITION    RADIO REVENUE                                  TARGET        SHARE %/
STATION                   (P)             RANK                 FORMAT             DEMOGRAPHIC       RANK
-------------------  --------------  --------------  --------------------------  -------------  -------------
TAMPA                                      1
  WFLA-AM                                            News Talk                   Adults 35-64         6.6/5
  WFLZ-FM                                            Contemporary Hit Radio      Adults 18-34        15.2/1
  WDUV-FM                                            Beautiful/EZ                Adults 35+           9.4/1
  WXTB-FM                                            Album Oriented Rock         Men 18-34           19.2/1
  WTBT-FM                                            Classic Rock                Men 18-34            5.3/6
  WUSA-FM(5)               P                         Hot Adult Contemporary      Women 18-34         10.3/2
  WDAE-AM                  P                         Hot Adult Contemporary      Women 18-34         --

PORTLAND                                   1
  KEX-AM                                             News Talk                   Adults 35-64         5.3/6
  KKCW-FM                                            Adult Contemporary          Women 25-54         12.1/1
  KKRZ-FM                                            Contemporary Hit Radio      Women 18-34         14.6/1

COLUMBUS                                   1
  WTVN-AM                                            Adult Contemporary/Talk     Adults 35-64         8.3/3
  WLVQ-FM                                            Album Oriented Rock         Men 18-34           13.0/2
  WHOK-FM                                            Country                     Adults 25-54         3.8/9
  WLLD-FM                                            Country                     Adults 25-54         2.2/12
  WLOH-AM                                            News                        Adults 35-64        --

KANSAS CITY                                1
  WDAF-AM                                            Country                     Adults 35-64         7.7/3
  KYYS-FM                                            Album Oriented Rock         Men 18-34           11.4/3
  KMXV-FM                  P                         Contemporary Hit Radio      Adults 18-34         9.1/4
  KUDL-FM                  P                         Adult Contemporary          Women 25-54          8.9/1

SALT LAKE CITY(2)                          1
  KALL-AM                  P                         Talk                        Adults 35-64         5.5/5
  KODJ-FM                  P                         Oldies                      Women 25-54         10.9/2
  KKAT-FM                  P                         Country                     Adults 25-54         4.8/7
  KURR-FM                  P                         New Rock                    Men 18-34            5.5/5
  KZHT-FM                  P                         Contemporary Hit Radio      Women 18-34          5.3/8

LAS VEGAS                                  1
  KFMS-FM                  P                         Country                     Adults 25-54         6.2/4
  KWNR-FM                  P                         Country                     Adults 25-54         7.5/1
  KBGO-FM(1)               P                         Oldies                      Women 25-54          4.6/8
  KSNE-FM                  P                         Adult Contemporary          Women 25-54         10.8/1

LOUISVILLE                                 2
  WDJX-FM                  P                         Contemporary Hit Radio      Adults 18-34        11.6/2
  WFIA-AM                  P                         Religion                    Adults 25-54        --
  WVEZ-FM                  P                         Adult Contemporary          Women 25-54          7.7/2
  WSFR-FM                  P                         Classic Rock                Men 25-54            6.4/4
  WSJW-FM(1)               P                         Jazz                        Adults 25-54         5.2/8

JACKSONVILLE                               2
  WJBT-FM                                            Urban                       Adults 18-34        10.5/3
  WQIK-FM                                            Country                     Adults 25-54         9.5/2
  WSOL-FM                                            Adult Urban                 Adults 25-54         5.6/8
  WZAZ-AM                                            Urban Talk                  Adults 35-64         2.9/12
  WJGR-AM                                            Talk                        Adults 25-54         0.9/18

DES MOINES                                 1
  WHO-AM                   P                         News Talk                   Men 25-54           17.7/1
  KLYF-FM                  P                         Adult Contemporary          Women 25-54         11.5/2

TOLEDO                                     1
  WSPD-AM                                            News Talk                   Adult 35-64          7.4/5
  WVKS-FM                                            Contemporary Hit Radio      Adults 18-34        17.4/1
  WRVF-FM                                            Adult Contemporary          Women 25-54         12.2/3
  WIOT-FM                  P                         Album Oriented Rock         Men 18-34           21.5/1
  WCWA-AM                  P                         Nostalgia                   Adults 35-64         2.5/10

LEXINGTON(5)                               3
  WMXL-FM                                            Hot Adult Contemporary      Women 18-34         13.9/3
  WWYC-FM                                            Country                     Adults 25-54         7.9/4
  WLAP-AM                                            Sports                      Men 25-54            2.5/10

CHARLESTON, S.C.                           2
  WEZL-FM                  P                         Country                     Adults 25-54         9.0/1
  WXLY-FM                  P                         Oldies                      Women 25-54          8.7/1

                                                                                                   TARGET
                        PENDING      1995 COMBINED                                               DEMOGRAPHIC
BROADCAST AREA/       ACQUISITION    RADIO REVENUE                                  TARGET        SHARE %/
STATION                   (P)             RANK                 FORMAT             DEMOGRAPHIC       RANK
-------------------  --------------  --------------  --------------------------  -------------  -------------
BOISE (6)                                  2
  KIDO-AM                  P                         News Talk                   Adults 25-54         8.1/2
  KARO-FM                  P                         Classic Rock                Men 25-54            4.8/7
  KLTB-FM                  P                         Oldies                      Adults 25-54         5.8/6

CEDAR RAPIDS(6)                            1
  WMT-AM                   P                         Full Service                Adults 35-64        11.3/4
  WMT-FM                   P                         Adult Contemporary          Women 25-54         17.7/3

SARASOTA/                                  1
 BRADENTON(6)
  WSRZ-FM                  P                         Oldies                      Women 25-54          7.1/2
  WYNF-FM                  P                         Classic Rock                Men 25-54           11.1/1
  WSPB-AM                  P                         Business News               Men 35-64           --

CASPER(6)                                  3
  KTWO-AM                  P                         Full Service/Country        Adults 35-64        14.6/3
  KMGW-FM                  P                         Adult Contemporary          Women 25-54         12.0/2

VENICE/ENGLEWOOD(7)                       N/A
  WAMR-AM                                            Talk                        Adults 25-54        --
  WCTQ-FM                                            Country                     Adults 25-54        --
  WEDD-FM                  P                         --                               --             --


------------------------------
(1) The Company provides programming and sells air time for the FM station pursuant to a LMA.

(2) Excludes stations WAQZ-FM, WAZU-AM and WSAI-AM in Cincinnati and KTCL-FM in Denver on which Jacor sells advertising time for pursuant to JSAs and KBKK-FM and KRKR-FM in Salt Lake City on which Regent sells advertising time for pursuant to JSAs.

(3) Excludes XTRA-FM and XTRA-AM, stations Jacor provides programming to and sells air time for under an exclusive sales agency agreement.


(4) Excludes KCBQ-AM in San Diego and WKRQ-FM in Cincinnati which the Company will divest (see "Transactions").



(5) Jacor will acquire the licenses and operating assets of WUSA-FM while Gannett will retain the call letters.



(6) Share and rank information is derived from the Spring 1996 Arbitron.



(7) Venice/Englewood broadcast area does not have an Arbitron rank.


TELEVISION

    Jacor owns a television station in the Cincinnati broadcast area where it currently owns and operates multiple radio stations. By operating a television station in the broadcast area where Jacor has a significant radio presence, Jacor expects to realize significant operating efficiencies including shared news departments and reduction of administrative overhead. Jacor currently operates this television station under a temporary waiver of an FCC rule that restricts ownership of television and radio stations in the same market. This waiver will continue until at least six months after the FCC completes a pending rulemaking proceeding in which it is considering whether to substantially liberalize this rule.

    The following table sets forth certain information regarding the Cincinnati television station and the broadcast area in which it operates:

                                                               STATION RANK(1)
                                 NATIONAL         TV        ---------------------
                                 BROADCAST    HOUSEHOLDS                  ADULTS
                                   AREA        IN DMA(1)        TV         AGED
BROADCAST AREA/STATION            RANK(1)       (000S)      HOUSEHOLDS     25-54
------------------------------  -----------   -----------   -----------   -------
Cincinnati/WKRC                         29           793             3        1T

                                   COMMERCIAL
                                   STATIONS IN
                                    BROADCAST
                                      AREA             CABLE
                                -----------------   SUBSCRIBER      NETWORK
BROADCAST AREA/STATION            VHF       UHF          %        AFFILIATION
------------------------------  -------   -------   -----------   -----------
Cincinnati/WKRC                      3         2            61           CBS

------------------------------
(1) Rankings for Designated Market Area ("DMA"), 6:00 a.m. to 2:00 a.m., Sunday-Saturday for "TV Households" and "Adults aged 25-54." "T" designates tied. This market information is from Nielsen.

ENERGY AND ENVIRONMENTAL MATTERS

    Jacor's source of energy used in its broadcasting operations is electricity. No limitations have been placed on the availability of electrical power, and management believes its energy sources are adequate. Management believes that Jacor is currently in material compliance with all statutory and administrative requirements as related to environmental quality and pollution control.

                              DESCRIPTION OF NOTES


    Set forth below is a summary of certain provisions of the Notes. The Notes will be issued pursuant to an indenture (the "Indenture") to be dated as of
           , 1996, by and among JCC, the Guarantors and The Bank of New York, as trustee (the "Trustee"). The terms of the Indenture are also governed by certain provisions contained in the Trust Indenture Act of 1939, as amended. The following summaries of certain provisions of the Indenture are summaries only, do not purport to be complete and are qualified in their entirety by reference to all of the provisions of the Indenture. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Indenture. Wherever particular provisions of the Indenture are referred to in this summary, such provisions are incorporated by reference as a part of the statements made and such statements are qualified in their entirety by such reference. The form of the Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. A copy of the form of Indenture is available upon request.


GENERAL

    The Notes will be senior subordinated, unsecured, general obligations of JCC, limited in aggregate principal amount to $125.0 million. The Notes will be subordinate in right of payment to certain other debt obligations of JCC. The Notes will be jointly and severally irrevocably and unconditionally guaranteed on a senior subordinated basis by the Guarantors. The obligations of each Guarantor under its guarantee, however, will be limited in a manner intended to avoid such guarantee being deemed a fraudulent conveyance under applicable law. See "Fraudulent Transfer Considerations" below. The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof.

    The  Notes will mature on            , 2006. The Notes will bear interest at
the rate per annum stated on the cover page hereof from the date of issuance or from the most recent Interest Payment Date to which interest has been paid or
provided for, payable semi-annually  on         and               of each  year,
commencing               , 1997  , to the persons in  whose names such Notes are
registered at the close  of business on the         or               immediately
preceding such Interest Payment Date. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

    Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be presented for registration of transfer or exchange, at the office or agency of JCC maintained for such purpose, which office or agency shall be maintained in the Borough of Manhattan, The City of New York. At the option of JCC, payment of interest may be made by check mailed to the Holders of the Notes at the addresses set forth upon the registry books of the Registrar. No service charge will be made for any registration of transfer or exchange of Notes, but JCC may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Until otherwise designated by JCC, JCC's office or agency will be the corporate trust office of the Trustee presently located at the office of the Trustee in the Borough of Manhattan, The City of New York.

SUBORDINATION

    The Notes and the Guarantees will be general, unsecured obligations of JCC and the Guarantors, respectively, subordinated in right of payment to all Senior Debt of JCC and the Guarantors, as applicable, including the Credit Facility. As of September 30, 1996, JCC had outstanding an aggregate principal amount of $400.0 million of secured Senior Debt and $225.0 million of senior subordinated indebtedness ($100.0 million of 10 1/8% Notes and $125.0 million of 9 3/4% Notes). On a pro forma basis, as of September 30, 1996, after giving effect to the Citicasters Put and this Offering and the application of the proceeds from this Offering, JCC would have had outstanding an aggregate of $400.0 million of secured Senior Debt and $243.1 million of senior subordinated indebtedness ($125.0 million of Notes, $100.0 million of 10 1/8% Notes and $18.1 million of 9 3/4% Notes) and Jacor would have had outstanding an aggregate of approximately $117.1 million of LYONS (as defined herein) which would be effectively subordinate to the Notes in right of payment.

    The Indenture provides that no payment (including any payment which may be payable to any Holder by reason of the subordination of any other indebtedness or other obligations to, or guarantee of, the Notes) or distribution (by set-off or otherwise) may be made by or on behalf of JCC or a Guarantor, as applicable, on account of the principal of, premium, if any, or interest on the Notes (including any repurchases of Notes) or any other amounts with respect thereto, or on account of the redemption provisions of the Notes, for cash or property (other than Junior Securities, as defined herein), (i) upon the maturity of any Senior Debt of JCC or such Guarantor by lapse of time, acceleration (unless waived) or otherwise, unless and until all principal of, premium, if any, and the interest on, and all other amounts with respect to, such Senior Debt are first paid in full in cash or otherwise to the extent each of the holders of Senior Debt accept satisfaction of amounts due to such holder by settlement in other than cash, or (ii) in the event of default in the payment of any principal of, premium, if any, or interest on, or any other amounts with respect to, Senior Debt of JCC or such Guarantor when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise (each of the foregoing, a "Payment Default"), unless and until such Payment Default has been cured or waived or otherwise has ceased to exist.

    Upon (i) the happening of a default (other than a Payment Default) that permits the holders of Senior Debt (or a percentage thereof) to declare such Senior Debt to be due and payable and (ii) written notice of such default given to JCC and the Trustee by the Representative under the Credit Facility or the holders of an aggregate of at least $25.0 million principal amount outstanding of any other Senior Debt or their representative at such holders' direction (a "Payment Notice"), then, unless and until such default has been cured or waived or otherwise has ceased to exist, no payment (including any payment which may be payable to any Holder by reason of the subordination of any other indebtedness or other obligations to, or guarantee of, the Notes) or distribution (by set-off or otherwise) may be made by or on behalf of JCC or any Guarantor which is an obligor under such Senior Debt on account of the principal of, premium, if any, or interest on the Notes (including any repurchases of any of the Notes), or any other amount with respect thereto, or on account of the redemption provisions of the Notes, in any such case, other than payments made with Junior Securities. Notwithstanding the foregoing, unless the Senior Debt in respect of which such default exists has been declared due and payable in its entirety within 179 days after the Payment Notice is delivered as set forth above (the "Payment Blockage Period") (and such declaration has not been rescinded or waived), at the end of the Payment Blockage Period (and assuming that no Payment Default exists), JCC and the Guarantors shall not be prohibited by the subordination provisions from paying all sums then due and not paid to the Holders of the Notes during the Payment Blockage Period due to the foregoing prohibitions and to resume all other payments as and when due on the Notes. Any number of Payment Notices may be given; PROVIDED, HOWEVER, that (i) not more than one Payment Notice shall be given within a period of any 360 consecutive days, and (ii) no default that existed upon the date of delivery of such Payment Notice (whether or not such default is on the same issue of Senior Debt) shall be made the basis for the commencement of any other Payment Blockage Period.

    Upon any distribution of assets of JCC or any Guarantor upon any dissolution, winding up, total or partial liquidation or reorganization of JCC or a Guarantor, whether voluntary or involuntary, in bankruptcy, insolvency, receivership or a similar proceeding or upon assignment for the benefit of creditors or any marshalling of assets or liabilities, (i) the holders of all Senior Debt of JCC or such Guarantor, as applicable, will first be entitled to receive payment in full of all amounts of Senior Debt in cash or otherwise to the extent each of such holders accepts satisfaction of amounts due by settlement in other than cash before the Holders are entitled to receive any payment (including any payment which may be payable to any Holder by reason of the subordination of any other indebtedness or other obligations to, or guarantee of, the Notes) or distribution on account of principal of, premium, if any, and interest on, or any other amounts with respect to, the Notes (other than Junior Securities) and (ii) any payment or distribution of assets of JCC or such Guarantor of any kind or character from any source, whether in cash, property or securities (other than Junior Securities) to which the Holders or the Trustee on behalf of the Holders would be entitled (by set-off or otherwise) except for the subordination provisions contained in the Indenture, will be paid by the liquidating trustee or agent or other person making such a payment or distribution directly to the holders of such Senior Debt or their representative to the extent necessary to make payment in full on all such Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Debt.

    In the event that, notwithstanding the foregoing, any payment or distribution of assets of JCC or any Guarantor (other than Junior Securities) shall be received by the Trustee or the Holders at a time when such payment or distribution is prohibited by the foregoing provisions, such payment or distribution shall be held in trust for the benefit of the holders of such Senior Debt, and shall be paid or delivered by the Trustee or such Holders, as the case may be, to the holders of such Senior Debt remaining unpaid or to their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Debt may have been issued, ratably according to the aggregate principal amounts remaining unpaid on account of such Senior Debt held or represented by each, for application to the payment of all such Senior Debt remaining unpaid, to the extent necessary to pay all such Senior Debt in full in cash or otherwise to the extent each of the holders of such Senior Debt accept satisfaction of amounts due by settlement in other than cash after giving effect to any concurrent payment or distribution to the holders of such Senior Debt. The Indenture will contain other customary subordination provisions, including rights of subrogation and rights to file claims in bankruptcy.

    As among JCC, the Guarantors and the Holders, no provision contained in the Indenture or the Notes will affect the obligations of JCC and the Guarantors, which are absolute and unconditional, to pay, when due, principal of, premium, if any, and interest on the Notes. The subordination provisions of the Indenture and the Notes will not prevent the occurrence of any Default or Event of Default under the Indenture or limit the rights of the Trustee or any Holder to pursue any other rights or remedies with respect to the Notes.

    As a result of these subordination provisions, in the event of the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or an assignment for the benefit of the creditors of JCC or any of the Guarantors or a marshalling of assets or liabilities of JCC or any of the Guarantors, holders of the Notes may receive ratably less than other creditors.

    JCC conducts operations through its subsidiaries. Accordingly, JCC's ability to meet its cash obligations will be dependent upon the ability of its subsidiaries to make cash distributions to JCC. Furthermore, any right of JCC to receive the assets of any such subsidiary upon such subsidiary's liquidation or reorganization effectively will be subordinated by operation of law to the claims of such subsidiary's creditors (including trade creditors) and holders of such subsidiary's preferred stock, except to the extent that JCC is itself recognized as a creditor or preferred stockholder of such subsidiary, in which case the claims of JCC would still be subordinate to any indebtedness or preferred stock of such subsidiary senior in right of payment to that held by JCC.

FRAUDULENT TRANSFER CONSIDERATIONS

    Generally, under various state and federal fraudulent transfer or fraudulent conveyance laws (collectively, the "Fraudulent Transfer Laws"), a Guarantor's obligations under the Guarantee of the Notes could be avoided if a court in a lawsuit by an unpaid creditor of a Guarantor or a representative of such creditors (such as a trustee in bankruptcy or JCC as debtor-in-possession) were to find that (i) the Guarantor did not receive reasonably equivalent value or fair consideration in exchange for the obligation created by the Notes and (ii) at the time of the issuance of the Notes, the Guarantor (A) was insolvent or became insolvent as a result of the incurrence of the obligations represented by the Notes, (B) was engaged, or was about to be engaged, in a business or transaction for which the property remaining with it was an unreasonably small capital or for which its unencumbered assets constituted unreasonably small capital, or (C) intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured.

    A court could conclude that a Guarantor did not receive reasonably equivalent value or fair consideration to the extent that such Guarantor's liability on its guarantee exceeds the economic benefits that it receives in the Offering. Were a court to so find, the court could avoid the Guarantor's obligation under its guarantee and direct the return of amounts paid thereunder if one or more of the conditions set forth in subparagraphs (ii)(A), (B), or (C) above were also met as to such Guarantor. Management believes, however, that the Guarantees have been structured so as to minimize the likelihood that a court would find that the Guarantor did not receive reasonably equivalent value or fair consideration for its Guarantee (the "Savings Clause"). No assurance, however, can be given that a court would uphold such a fraudulent transfer Savings Clause. Moreover, there can be no assurance that a court would not limit a Guarantee to an amount equal to the Notes proceeds actually received by any given Guarantor.

    The determination of insolvency for purposes of the Fraudulent Transfer Laws may vary depending upon the law of the jurisdiction being applied. Generally, however, an entity is insolvent if (i) the sum of its debts (including unliquidated or contingent debts) is greater than all of its property, at a fair valuation or (ii) the present fair saleable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured.
Additionally, under certain state Fraudulent Transfer Laws, an entity is presumed to be insolvent if it is generally not paying its debts as they become due.

    Furthermore, a court could avoid JCC's obligations under the Notes and the Guarantors' obligations under their respective Guarantees without regard to the solvency, capitalization and other conditions described in clauses (ii)(A), (B), and (C) above if it finds that the obligations created by the Notes or the Guarantees were incurred with actual intent to hinder, delay, or defraud now existing or future creditors. If the obligations under the Notes were to be avoided, there can be no assurance that the recoveries under the Guarantees would be sufficient to pay the outstanding amounts due and owing under the Notes. Moreover, if the obligations of one or more Guarantors were to be avoided, there can be no assurance that the remaining Guarantees would be sufficient to ensure payment in full on the Notes.

OPTIONAL REDEMPTION

    Except as set forth below, JCC will  not have the right to redeem any  Notes
prior  to        , 2001. The  Notes will be redeemable at  the option of JCC, in
whole or in part, at any time on  or after        , 2001, upon not less than  30
days nor more than 60 days notice to each holder of Notes, at the following redemption prices (expressed as percentages of the principal amount) if redeemed
during the 12-month period  commencing        of  the years indicated below,  in
each case (subject to the right of Holders of record on a Record Date to receive interest due on an Interest Payment Date that is on or prior to such Redemption
Date) together with accrued and unpaid interest thereon to the Redemption Date:

                                      YEAR                                         PERCENTAGE
---------------------------------------------------------------------------------  -----------
2001.............................................................................           %
2002.............................................................................           %
2003.............................................................................           %
2004 and thereafter..............................................................    100.000%

    In the case of a partial redemption, the Trustee shall select the Notes or portions thereof for redemption on a PRO RATA basis, by lot or in such other manner it deems appropriate and fair. The Notes may be redeemed in part in multiples of $1,000 only.

    The Notes will not have the benefit of any sinking fund.

    Notice of any redemption will be sent, by first class mail, at least 30 days and not more than 60 days prior to the date fixed for redemption to the Holder of each Note to be redeemed to such Holder's last address as then shown upon the registry books of the Registrar. Any notice which relates to a Note to be redeemed in part only must state the portion of the principal amount equal to the unredeemed portion thereof and must state that on and after the date of redemption, upon surrender of such Note, a new Note or Notes in a principal amount equal to the unredeemed portion thereof will be issued. On and after the date of redemption, interest will cease to accrue on the Notes or portions thereof called for redemption, unless JCC defaults in the payment thereof.

CERTAIN COVENANTS

    REPURCHASE OF NOTES AT THE OPTION OF THE HOLDER UPON A CHANGE OF CONTROL

    The Indenture will provide that in the event that a Change of Control has occurred, each Holder of Notes will have the right, at such Holder's option, pursuant to an irrevocable and unconditional offer by JCC (the "Change of Control Offer"), to require JCC to repurchase all or any part of such Holder's Notes (PROVIDED, that the principal amount of such Notes must be $1,000 or an integral multiple thereof) on a date (the "Change of Control Purchase Date") that is no later than 35 Business Days after the occurrence of such Change of Control, at a cash price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the Change of Control Purchase Date. The Change of Control Offer shall be made within 10 Business Days following a Change of Control and shall remain open for 20 Business Days following its commencement (the "Change of Control Offer Period"). Upon expiration of the Change of Control Offer Period, JCC promptly shall purchase all Notes properly tendered in response to the Change of Control Offer.

    As used herein, (a) prior to the earlier of (x) the maturity of the 9 3/4% Notes, (y) the date upon which defeasance of the 9 3/4% Notes becomes effective, and (z) the date on which there are no longer any 9 3/4% Notes outstanding under the terms of the governing indenture (each a "9 3/4% Note Event"), a "Change of Control" means any transaction or series of transactions in which any of the following occurs: (i) any person or group (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and Sections 13(d) and 14(d) of the Exchange Act), other than Zell/Chilmark or any of its Affiliates, becomes the direct or indirect "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of (A) greater than 50% of the total voting power (on a fully diluted basis as if all convertible securities had been converted) entitled to vote in the election of directors of JCC or CitiCo, or the surviving person (if other than the Company), or (B) greater than 20% of the total voting power (on a fully diluted basis as if all convertible securities had been converted) entitled to vote in the election of directors of JCC or CitiCo, or the surviving person (if other than JCC), and such person or group has the ability to elect, directly or indirectly, a majority of the members of the Board of Directors of JCC; or (ii) JCC or CitiCo consolidates with or merges into another person, another person consolidates with or merges into JCC or CitiCo, JCC or CitiCo issues shares of its Capital Stock or all or substantially all of the assets of JCC or CitiCo are sold, assigned, conveyed, transferred, leased or otherwise disposed of to any person as an entirety or substantially as an entirety in one transaction or a series of related transactions and the effect of such consolidation, merger, issuance or sale is as described in clause
(i) above. Notwithstanding the foregoing, no Change of Control shall be deemed to have occurred by virtue of (I) JCC or any of its employee benefit or stock plans filing (or being required to file after the lapse of time) a Schedule 13D or 14D-1 (or any successor or similar schedule, form or report under the Exchange Act) or (II) the purchase by one or more underwriters of Capital Stock of JCC in connection with a Public Offering; and (b) upon a 9 3/4% Note Event, a "Change of Control" will mean (i) any merger or consolidation of JCC with or into any person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of any of the assets of JCC, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction(s), any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) (other than an Excluded Person) is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate normally entitled to vote in the election of directors, managers, or trustees, as applicable, of the transferee(s) or surviving entity or entities, (ii) any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) (other than an Excluded Person) is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of Capital Stock of JCC then outstanding normally entitled to vote in elections of directors, or (iii) during any period of 12 consecutive months after the Issue Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of JCC (together with any new directors whose election by such Board or whose nomination for election by the shareholders of JCC was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of JCC then in office.

    On or before the Change of Control Purchase Date, JCC will (i) accept for payment Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent cash sufficient to pay the Change of Control Purchase Price (together with accrued and unpaid interest) of all Notes so tendered and (iii) deliver to the Trustee Notes so accepted together with an Officers' Certificate listing the Notes or portions thereof being purchased by JCC. The Paying Agent promptly will pay the Holders of Notes so accepted an amount equal to the Change of Control Purchase Price (together with accrued and unpaid interest), and the Trustee promptly will authenticate and deliver to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes not so accepted will be delivered promptly by JCC to the Holder thereof. JCC publicly will announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

    A change of control under the indenture which governs each of the Notes, the 9 3/4% Notes, the 10 1/8% Notes and the LYONs will result in a default under the Credit Facility. Additionally, unless JCC is successful in seeking consents from its lenders under the Credit Facility to permit change of control repurchase offers for each of the Notes, the 9 3/4% Notes, the 10 1/8% Notes or the LYONs or JCC is successful in refinancing such borrowings, such event of default under the Credit Facility would constitute an event of default under each of the Notes, the 9 3/4% Notes, the 10 1/8% Notes and the LYONs. Such events of default could result in the immediate acceleration of all then outstanding indebtedness under each of the Notes, the 9 3/4% Notes, the 10 1/8% Notes and the LYONs. As a result, differences in the definitions of change of control under the indentures for the Notes, the 9 3/4% Notes, the 10 1/8% Notes and the LYONs will not have a difference in the effect on JCC or the respective holders other than where the lenders under the Credit Facility have waived such event of default. In the event of such waiver there could be a change of control under the Notes, the 9 3/4% Notes and the 10 1/8% Notes which would not result in a change of control under the LYONs or VICE VERSA. See "Description of Other Indebtedness."

    The Change of Control purchase feature of the Notes may make more difficult or discourage a takeover of JCC, and, thus, the removal of incumbent management.

    The phrase "all or substantially all" of the assets of JCC will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of any of JCC has occurred. In addition, no assurances can be given that JCC will be able to acquire Notes tendered upon the occurrence of a Change of Control.

    Any Change of Control Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules thereunder and all other applicable Federal and state securities laws.

    LIMITATION ON INCURRENCE OF ADDITIONAL INDEBTEDNESS AND DISQUALIFIED CAPITAL STOCK

    The Indenture will provide that, except as set forth below in this covenant, JCC and the Subsidiary Guarantors will not, and will not permit any of their Subsidiaries to, directly or indirectly, issue, assume, guaranty, incur, become directly or indirectly liable with respect to (including as a result of an Acquisition), or otherwise become responsible for, contingently or otherwise (individually and collectively, to "incur" or, as appropriate, an "incurrence"), any Indebtedness or any Disqualified Capital Stock (including Acquired Indebtedness) other than Permitted Indebtedness. Notwithstanding the foregoing limitations, JCC may incur Indebtedness and Disqualified Capital Stock in addition to Permitted Indebtedness: if (i) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a PRO FORMA basis to, such incurrence of Indebtedness or Disqualified Capital Stock and (ii) on the date of such incurrence (the "Incurrence Date"), the Leverage Ratio of JCC for the Reference Period immediately preceding the Incurrence Date, after giving effect on a PRO FORMA basis to such incurrence of such Indebtedness or Disqualified Capital Stock and, to the extent set forth in the definition of Leverage Ratio, the use of proceeds thereof, would be less than 7.0 to 1.

    Indebtedness or Disqualified Capital Stock of any person which is outstanding at the time such person becomes a Subsidiary of JCC (including upon designation of any subsidiary or other person as a Subsidiary) or is merged with or into or consolidated with JCC or a Subsidiary of JCC shall be deemed to have been Incurred at the time such Person becomes such a Subsidiary of JCC or is merged with or into or consolidated with JCC or a Subsidiary of JCC, as applicable.

    LIMITATION ON RESTRICTED PAYMENTS

    The Indenture will provide that JCC and its Subsidiaries will not, and will not permit any of their Subsidiaries to, directly or indirectly, make any Restricted Payment if, after giving effect to such Restricted Payment on a PRO FORMA basis, (1) a Default or an Event of Default shall have occurred and be continuing, (2) JCC is not permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio in the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," or (3)
the aggregate amount of all Restricted Payments made by JCC and its Subsidiaries, including after giving effect to such proposed Restricted Payment, from and after the Issue Date, would exceed the sum of (a)(x)

100% of the aggregate Consolidated EBITDA of JCC and its Consolidated Subsidiaries for the period (taken as one accounting period), commencing on the first day of the first full fiscal quarter commencing after the Issue Date, to and including the last day of the fiscal quarter ended immediately prior to the date of each such calculation (or, in the event Consolidated EBITDA for such period is a deficit, then minus 100% of such deficit) less (y) 1.4 times Consolidated Fixed Charges for the same period plus (b) the aggregate Net Cash Proceeds received by JCC from the sale of its Qualified Capital Stock (other than (i) to a Subsidiary of JCC and (ii) to the extent applied in connection with a Qualified Exchange), after the Issue Date.

    The foregoing clauses (2) and (3) of the immediately preceding paragraph, however, will not prohibit (w) payments to Jacor to reimburse Jacor for reasonable and necessary corporate and administrative expenses, (x) Restricted Investments, PROVIDED, that, after giving PRO FORMA effect to such Restricted Investment, the aggregate amount of all such Restricted Investments made on or after the Issue Date that are outstanding (after giving effect to any such Restricted Investments that are returned to JCC or the Subsidiary Guarantor that made such prior Restricted Investment, without restriction, in cash on or prior to the date of any such calculation) at any time does not exceed $5.0 million,
(y) a Qualified Exchange, and (z) the payment of any dividend on Qualified Capital Stock within 60 days after the date of its declaration if such dividend could have been made on the date of such declaration in compliance with the foregoing provisions. The full amount of any Restricted Payment made pursuant to the foregoing clauses (x) and (z) of the immediately preceding sentence, however, will be deducted in the calculation of the aggregate amount of Restricted Payments available to be made referred to in clause (3) of the immediately preceding paragraph.

    LIMITATION ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING
SUBSIDIARIES

    The Indenture will provide that JCC and its Subsidiaries will not, and will not permit any of their Subsidiaries to, create, assume or suffer to exist any consensual restriction on the ability of any Subsidiary of JCC to pay dividends or make other distributions to or on behalf of, or to pay any obligation to or on behalf of, or otherwise to transfer assets or property to or on behalf of, or make or pay loans or advances to or on behalf of, JCC or any Subsidiary of JCC, except (a) restrictions imposed by the Notes or the Indenture, (b) restrictions imposed by applicable law, (c) existing restrictions under specified Indebtedness outstanding on the Issue Date, (d) restrictions under any Acquired Indebtedness not incurred in violation of the Indenture or any agreement relating  to any  property, asset,  or business  acquired by  JCC or  any of its
Subsidiaries, which restrictions in each case existed at the time of acquisition, were not put in place in connection with or in anticipation of such acquisition and are not applicable to any person, other than the person acquired, or to any property, asset or business, other than the property, assets and business so acquired, (e) any such restriction or requirement imposed by Indebtedness incurred under paragraph (f) under the definition of Permitted Indebtedness, provided such restriction or requirement is no more restrictive than that imposed by the Credit Facility as of the Issue Date, (f) restrictions with respect solely to a Subsidiary of JCC imposed pursuant to a binding agreement which has been entered into for the sale or disposition of all or substantially all of the Equity Interests or assets of such Subsidiary, provided such restrictions apply solely to the Equity Interests or assets of such Subsidiary which are being sold, and (g) in connection with and pursuant to permitted Refinancings, replacements of restrictions imposed pursuant to clauses
(a), (c) or (d) of this paragraph that are not more restrictive than those being replaced and do not apply to any other person or assets than those that would have been covered by the restrictions in the Indebtedness so refinanced. Notwithstanding the foregoing, neither (a) customary provisions restricting subletting or assignment of any lease entered into in the ordinary course of business, consistent with industry practice, or other standard non-assignment clauses in contracts entered into in the ordinary course of business, (b) Capital Leases or agreements governing purchase money Indebtedness which contain restrictions of the type referred to above with respect to the property covered thereby, nor (c) Liens permitted under the terms of the Indenture on assets securing Senior Debt incurred pursuant to the Leverage Ratio in accordance with the covenant described under "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" or permitted pursuant to the definition of Permitted Indebtedness shall in and of themselves be considered a restriction on the ability of the applicable Subsidiary to transfer such agreement or assets, as the case may be.

    LIMITATIONS ON LAYERING INDEBTEDNESS; LIENS

    The Indenture will provide that JCC and its Subsidiaries will not, and will not permit any of their Subsidiaries to, directly or indirectly, incur, or suffer to exist (a) any Indebtedness that is subordinate in right of payment to any other Indebtedness of JCC or a Guarantor unless, by its terms, such Indebtedness (i) has a maturity date subsequent to the Stated Maturity of the Notes and an Average Life longer than that of the Notes and (ii) is subordinate in right of payment to, or ranks PARI PASSU with, the Notes or the Guarantees, as applicable, or (b) other than Permitted Liens, any Lien upon any of its property or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom securing Indebtedness other than (1) Liens securing Senior Debt incurred pursuant to the Leverage Ratio in accordance with the covenant described under "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" and (2) Liens securing Senior Debt incurred as permitted pursuant to the definition of Permitted Indebtedness.

    LIMITATION ON SALE OF ASSETS AND SUBSIDIARY STOCK

    The Indenture will provide that JCC and its Subsidiaries will not, and will not permit any of their Subsidiaries to, in one or a series of related transactions, sell, transfer, or otherwise dispose of, any of its property, business or assets, including by merger or consolidation (in the case of a Guarantor or a Subsidiary of JCC), and including any sale or other transfer or issuance of any Equity Interests of any direct or indirect Subsidiary of JCC, whether by JCC or a direct or indirect Subsidiary thereof (an "Asset Sale"), unless (1) within 450 days after the date of such Asset Sale, the Net Cash
Proceeds therefrom (the "Asset Sale Offer Amount") are (a) applied to the optional redemption of the Notes in accordance with the terms of the Indenture or to the repurchase of the Notes pursuant to an irrevocable, unconditional cash offer (the "Asset Sale Offer") to repurchase Notes at a purchase price (the "Asset Sale Offer Price") of 100% of principal amount, plus accrued interest to the date of payment, (b) invested in assets and property (other than notes, bonds, obligations and securities) which in the good faith reasonable judgment of the Board of JCC will immediately constitute or be a part of a Related Business of JCC or a Subsidiary (if it continues to be a Subsidiary) immediately following such transaction or (c) used to permanently retire or reduce Senior Debt or Indebtedness permitted pursuant to paragraphs (d), (e) or (f) under the definition of Permitted Indebtedness (including that in the case of a revolver or similar arrangement that makes credit available, such commitment is so permanently reduced by such amount), (2) with respect to any Asset Sale or related series of Asset Sales involving securities, property or assets with an aggregate fair market value in excess of $2.5 million, at least 75% of the consideration for such Asset Sale or series of related Asset Sales (excluding the amount of (A) any Indebtedness (other than the Notes) that is required to be repaid or assumed (and is either repaid or assumed by the transferee of the related assets) by virtue of such Asset Sale and which is secured by a Lien on the property or asset sold and (B) property received by JCC or any such Subsidiary from the transferee that within 90 days of such Asset Sale is converted into cash or Cash Equivalents) consists of cash or Cash Equivalents (other than in the case of an Asset Swap or where JCC is exchanging all or substantially all the assets of one or more Related Businesses operated by JCC or its Subsidiaries (including by way of the transfer of capital stock) for all or substantially all the assets (including by way of the transfer of capital stock) constituting one or more Related Businesses operated by another person, in which event the foregoing requirement with respect to the receipt of cash or Cash Equivalents shall not apply), (3) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect, on a PRO FORMA basis, to, such Asset Sale, and (4) the Board of JCC determines in good faith that JCC or such Subsidiary, as applicable, receives fair market value for such Asset Sale.

    The Indenture will provide that an Asset Sale Offer may be deferred until the accumulated Net Cash Proceeds from Asset Sales not applied to the uses set forth in (1)(b) or (1)(c) above (the "Excess Proceeds") exceeds $5.0 million and that each Asset Sale Offer shall remain open for 20 Business Days following its commencement and no longer (the "Asset Sale Offer Period"). Upon expiration of the Asset Sale Offer Period, JCC shall apply the Asset Sale Offer Amount plus an amount equal to accrued interest to the purchase of all Notes properly tendered (on a PRO RATA basis if the Asset Sale Offer Amount is insufficient to purchase all Notes so tendered) at the Asset Sale Offer Price (together with accrued interest). To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Asset Sale Offer Amount, JCC may use any remaining Net Cash Proceeds for general corporate purposes as otherwise permitted by the Indenture and following each Asset Sale Offer the Excess Proceeds amount shall be reset to zero. If required by applicable law, the Asset Sale Offer Period may be extended as so required, however, if so extended it shall nevertheless constitute an Event of Default if within 60 Business Days of its commencement the Asset Sale Offer is not consummated or the properly tendered Notes are not purchased pursuant thereto.

    Notwithstanding the foregoing provisions of the first paragraph of this covenant the Indenture will provide that with respect to an Asset Sale Offer, JCC will not be permitted to commence an Asset Sale Offer for the Notes until such time as an Asset Sale Offer for the 9 3/4% Notes if required, has been completed. To the extent that any Excess Proceeds remain after expiration of an Asset Sale Offer Period for the 9 3/4% Notes, JCC may use the remaining Net Cash Proceeds to commence an Asset Sale Offer for the Notes; PROVIDED, that the amount of Net Cash Proceeds used for such Asset Sale Offer for the Notes shall not exceed the amount permitted under the Redemption from the Proceeds on Asset Sales and Limitation on Restricted Payments covenants set forth in the indenture governing the 9 3/4% Notes; PROVIDED, HOWEVER, that this covenant shall be of no further force and effect upon the earlier of a 9 3/4% Note Event.

    Notwithstanding the foregoing provisions of the first paragraph of this covenant and without complying with the foregoing provisions:

        (i) JCC and its Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets pursuant to and in accordance with the limitation on mergers, sales or consolidations provisions in the Indenture;

        (ii) JCC and its Subsidiaries may sell or dispose of inventory or damaged, worn out or other obsolete property in the ordinary course of business so long as such property is no longer necessary for the proper conduct of the business of JCC or such Subsidiary, as applicable; and

       (iii) any of JCC's Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets to, or merge with or into, JCC or any of its wholly owned Subsidiary Guarantors.

    All Net Cash Proceeds from an Event of Loss shall be applied to the restoration, repair or replacement of the asset so affected or invested, used for prepayment of Senior Debt, or used to repurchase Notes, all within the period and as otherwise provided above in clauses 1(a) or 1(b)(i) of the first paragraph of this covenant.

    In addition to the foregoing, JCC will not, and will not permit any of its Subsidiaries to, directly or indirectly make any Asset Sale of any of the Equity Interests of any Subsidiary except pursuant to an Asset Sale of all the Equity Interests of such Subsidiary.

    Any Asset Sale Offer shall be made in compliance with all applicable laws, rules, and regulations, including, if applicable, Regulation 14E of the Exchange Act and the rules and regulations thereunder and all other applicable Federal and state securities laws.

    LIMITATION ON ASSET SWAPS

    The Indenture will provide that JCC and its Subsidiaries will not, and will not permit any of their Subsidiaries to, in one or a series of related transactions, directly or indirectly, engage in any Asset Swaps, unless: (i) at the time of entering into the agreement to swap assets and immediately after giving effect to the proposed Asset Swap, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; (ii) JCC would, after giving PRO FORMA effect to the proposed Asset Swap, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the
Leverage Ratio in the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock"; (iii) the respective fair market values of the assets being purchased and sold by JCC or any of its Subsidiaries (as determined in good faith by the management of JCC or, if such Asset Swap includes consideration in excess of $2.5 million by the Board of Directors of JCC, as evidenced by a Board Resolution) are substantially the same at the time of entering into the agreement to swap assets; and (iv) at the time of the consummation of the proposed Asset Swap, the percentage of any decline in the fair market value (determined as aforesaid) of the asset or assets being acquired by JCC and its Subsidiaries shall not be significantly greater than the percentage of any decline in the fair market value (determined as aforesaid) of the assets being disposed of by JCC or its Subsidiaries, calculated from the time the agreement to swap assets was entered into.

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
    LIMITATION ON TRANSACTIONS WITH AFFILIATES

    The Indenture will provide that neither JCC nor any of its Subsidiaries will be permitted after the Issue Date to enter into any contract, agreement, arrangement or transaction with any Affiliate (an "Affiliate Transaction"), or any series of related Affiliate Transactions, (other than Exempted Affiliate Transactions) (i) unless it is determined that the terms of such Affiliate Transaction are fair and reasonable to JCC, and no less favorable to JCC than could have been obtained in an arm's length transaction with a non-Affiliate and, (ii) if involving consideration to either party in excess of $5.0 million, unless such Affiliate Transaction(s) is evidenced by (A) an Officers' Certificate addressed and delivered to the Trustee certifying that such Affiliate Transaction (or Transactions) has been approved by a majority of the members of the Board of Directors of JCC that are disinterested in such transaction or, (B) in the event there are no members of the Board of Directors of JCC who are disinterested in such transaction, then so long as JCC is a wholly owned subsidiary of Jacor, an Officers' Certificate addressed and delivered to the Trustee certifying that such Affiliate Transaction (or Transactions) have been approved by a majority of the members of the Board of Directors of Jacor that are disinterested in such transaction and (iii) if involving consideration to either party in excess of $10.0 million, unless in addition JCC, prior to the consummation thereof, obtains a written favorable opinion as to the fairness of such transaction to JCC from a financial point of view from an independent investment banking firm of national reputation.

    LIMITATION ON MERGER, SALE OR CONSOLIDATION

    The Indenture will provide that JCC will not, directly or indirectly, consolidate with or merge with or into another person or sell, lease, convey or transfer all or substantially all of its assets (computed on a consolidated basis), whether in a single transaction or a series of related transactions, to another person or group of affiliated persons or adopt a Plan of Liquidation, unless (i) either (a) JCC is the continuing entity or (b) the resulting, surviving or transferee entity or, in the case of a Plan of Liquidation, the entity which receives the greatest value from such Plan of Liquidation is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of the obligations of JCC in connection with the Notes and the Indenture; (ii) no Default or Event of Default shall exist or shall occur immediately after giving effect on a PRO FORMA basis to such transaction; and (iii) immediately after giving effect to such transaction on a PRO FORMA basis, the consolidated resulting, surviving or transferee entity or, in the case of a Plan of Liquidation, the entity which receives the greatest value from such Plan of Liquidation would immediately thereafter be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio set forth in the covenant described under "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock."

    Upon any consolidation or merger or any transfer of all or substantially all of the assets of JCC or consummation of a Plan of Liquidation in accordance with the foregoing, the successor corporation formed by such consolidation or into which JCC is merged or to which such transfer is made or, in the case of a Plan of Liquidation, the entity which receives the greatest value from such Plan of Liquidation shall succeed to, and be substituted for, and may exercise every right and power of, JCC under the Indenture with the same effect as if such successor corporation had been named therein as JCC, and JCC shall be released from the obligations under the Notes and the Indenture except with respect to any obligations that arise from, or are related to, such transaction.

    For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise) of all or substantially all of the properties and assets of one or more Subsidiaries, JCC's interest in which constitutes all or substantially all of the properties and assets of JCC shall be deemed to be the transfer of all or substantially all of the properties and assets of JCC.

    LIMITATION ON LINES OF BUSINESS

    The Indenture will provide that neither JCC nor any of its Subsidiaries shall directly or indirectly engage to any substantial extent in any line or lines of business activity other than that which is a Related Business.

    RESTRICTION ON SALE AND ISSUANCE OF SUBSIDIARY STOCK

    The Indenture will provide that JCC and the Guarantors will not sell, and will not permit any of their Subsidiaries to issue or sell, any Equity Interests of any Subsidiary of JCC to any person other than JCC or a wholly owned Subsidiary of JCC, except for Equity Interests with no preferences or special rights or privileges and with no redemption or prepayment provisions.

    FUTURE SUBSIDIARY GUARANTORS

    The Indenture will provide that (i) all present Subsidiaries of JCC, if any, and their Subsidiaries (other than the Excluded Subsidiaries), and (ii) all future Subsidiaries of JCC and their Subsidiaries (other than the Excluded Subsidiaries), which are not prohibited from becoming guarantors by law or by the terms of any Acquired Indebtedness or any agreement (other than an agreement entered into in connection with the transaction resulting in such person becoming a Subsidiary of JCC or its Subsidiaries) to which such Subsidiary is a party, jointly and severally, will guaranty irrevocably and unconditionally all principal, premium, if any, and interest on the Notes on a senior subordinated basis; PROVIDED, HOWEVER, that upon any change in the law, Acquired Indebtedness or any agreement (whether by expiration, termination or otherwise) which no longer prohibits a Subsidiary of JCC from becoming a Subsidiary Guarantor, such Subsidiary shall immediately thereafter become a Future Subsidiary Guarantor; PROVIDED, FURTHER, in the event that any Subsidiary of JCC or their Subsidiaries becomes a guarantor of any other Indebtedness of JCC or any of its Subsidiaries or any of their Subsidiaries, such Subsidiary shall immediately thereafter become a Future Subsidiary Guarantor.

    All subsidiaries of JCC and all subsidiaries of Jacor other than JCC (other than the Excluded Subsidiaries) will be subsidiary Guarantors if required by the covenant "Future Subsidiary Guarantors."

    RELEASE OF GUARANTORS

    The Indenture will provide that no Guarantor shall consolidate or merge with or into (whether or not such Guarantor is the surviving Person) another Person unless (i) subject to the provisions of the following paragraph and certain other provisions of the Indenture, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee, pursuant to which such Person shall unconditionally guarantee, on a senior subordinated basis, all of such Guarantor's obligations under such Guarantor's guarantee, the Indenture on the terms set forth in the Indenture; (ii) immediately before and immediately after giving effect to such transaction on a PRO FORMA basis, no Default or Event of Default shall have occurred or be continuing; and (iii) immediately after such transaction, the surviving person holds all permits required for operation of the business of, and such entity is controlled by a person or entity (or has retained a person or entity which is) experienced in, operating broadcast properties, or otherwise holds all Permits to operate its business.

    Upon the sale or disposition (whether by merger, stock purchase, asset sale or otherwise) of a Subsidiary Guarantor or all of its assets to an entity which is not a Subsidiary Guarantor, which transaction is otherwise in compliance with the Indenture (including, without limitation, the provisions of the covenant Limitations on Sale of Assets, and Subsidiary Stock), such Subsidiary Guarantor will be deemed released from its obligations under its Guarantee of the Notes; PROVIDED, HOWEVER, that any such termination shall occur only to the extent that all obligations of such Subsidiary Guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure, any Indebtedness of JCC or any other Subsidiary shall also terminate upon such release, sale or transfer.

    LIMITATION ON STATUS AS INVESTMENT COMPANY

    The Indenture will prohibit JCC and its Subsidiaries from being required to register as an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended), or from otherwise becoming subject to regulation under the Investment Company Act.

REPORTS

    The Indenture will provide that for so long as Jacor or any successor thereto is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and JCC is a wholly owned subsidiary of Jacor, JCC shall deliver to the Trustee and, to each Holder, Jacor's annual and quarterly reports pursuant to Section 13

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
or 15(d) of the Exchange Act, within 15 days after such reports have been filed with the Commission; PROVIDED, HOWEVER, in the event either (i) Jacor or a successor as set forth above is no longer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or (ii) JCC is no longer a wholly owned subsidiary of Jacor or a successor as set forth above, the Indenture will provide that whether or not JCC is subject to the reporting requirements of
Section 13 or 15(d) of the Exchange Act, JCC shall deliver to the Trustee and, to each Holder, within 15 days after it is or would have been (if it were subject to such reporting obligations) required to file such with the Commission, annual and quarterly financial statements substantially equivalent to financial statements that would have been included in reports filed with the Commission, if JCC were subject to the requirements of Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by JCC's certified independent public accountants as such would be required in such reports to the Commission, and, in each case, together with a management's discussion and analysis of financial condition and results of operations which would be so required and, to the extent permitted by the Exchange Act or the Commission (if it were subject to such reporting obligations), file with the Commission the annual, quarterly and other reports which it is or would have been required to file with the Commission.

EVENTS OF DEFAULT AND REMEDIES

    The Indenture will define an Event of Default as (i) the failure by JCC to pay any installment of interest on the Notes as and when the same becomes due and payable and the continuance of any such failure for 30 days, (ii) the failure by JCC to pay all or any part of the principal, or premium, if any, on the Notes when and as the same becomes due and payable at maturity, redemption, by acceleration or otherwise, including, without limitation, payment of the Change of Control Purchase Price or the Asset Sale Offer Price, or otherwise,
(iii) the failure by JCC or any Guarantor to observe or perform any other covenant or agreement contained in the Notes or the Indenture and, subject to certain exceptions, the continuance of such failure for a period of 60 days after written notice is given to JCC by the Trustee or to JCC and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes outstanding, (iv) certain events of bankruptcy, insolvency or reorganization in respect of JCC or any of its Significant Subsidiaries, (v) a default in any issue of Indebtedness of JCC or any of their Subsidiaries with an aggregate principal amount in excess of $5.0 million (a) resulting from the failure to pay principal at final maturity or (b) as a result of which the maturity of such Indebtedness has been accelerated prior to its stated maturity, and (vi) final unsatisfied judgments not covered by insurance aggregating in excess of $5.0 million, at any one time rendered against JCC or any of its Subsidiaries and not stayed, bonded or discharged within 60 days. The Indenture provides that if a Default occurs and is continuing, the Trustee must, within 90 days after the occurrence of such Default, give to the Holders notice of such Default.

    If an Event of Default occurs and is continuing (other than an Event of Default specified in clause (iv), above, relating to JCC or any Significant Subsidiary,) then in every such case, unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the Holders of 25% in aggregate principal amount of the Notes at the time outstanding, by notice in writing to JCC (and to the Trustee if given by Holders) (an "Acceleration Notice"), may declare all principal, determined as set forth below, and accrued interest thereon to be due and payable immediately; provided, however, that if any Senior Debt is outstanding pursuant to the Credit Facility upon a declaration of such acceleration, such principal and interest shall be due and payable upon the earlier of (x) the third Business Day after the sending to JCC and the Representative of such written notice, unless such Event of Default is cured or waived prior to such date and (y) the date of acceleration of any Senior Debt under the Credit Facility. In the event a declaration of acceleration resulting from an Event of Default described in clause (v) above has occurred and is continuing, such declaration of acceleration shall be automatically annulled if such default is cured or waived or the holders of the Indebtedness which is the subject of such default have rescinded their declaration  of acceleration  in respect of  such Indebtedness  within five days thereof and the Trustee has received written notice of such cure, waiver or rescission and no other Event of Default described in clause (v) above has occurred that has not been cured or waived within five days of the declaration of such acceleration in respect of such Indebtedness. If an Event of Default specified in clause (iv), above, relating to JCC or any Significant Subsidiary occurs, all principal and accrued interest thereon will be immediately due and payable on all outstanding Notes without any declaration or other act on the part of Trustee or the Holders. The Holders of a majority in aggregate principal amount of Notes at the time outstanding, generally are authorized to rescind such acceleration if all existing Events of Default, other than the non-payment of the principal of, premium, if any, and interest on the Notes which have become due solely by such acceleration and except on default with respect to any provision requiring a supermajority approval to amend, which default may only be waived by such a supermajority, and have been cured or waived.

    Prior to the declaration of acceleration of the maturity of the Notes, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding may waive on behalf of all the Holders any default, except on default with respect to any provision requiring a supermajority approval to amend, which default may only be waived by such a supermajority, and except a default in the payment of principal of or interest on any Note not yet cured or a default with respect to any covenant or provision which cannot be modified or amended without the consent of the Holder of each outstanding Note affected. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable security or indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The Indenture will provide that JCC may, at its option, elect to have their obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that JCC shall be deemed to have paid and discharged the entire indebtedness represented, and the Indenture shall cease to be of further effect as to all outstanding Notes and Guarantees, except as to (i) rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust funds; (ii) JCC's obligations with respect to such Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust; (iii) the rights, powers, trust, duties, and immunities of the Trustee, and JCC's obligations in connection therewith; and (iv) the Legal Defeasance provisions of the Indenture. In addition, JCC may, at its option and at any time, elect to have the obligations of JCC and the Guarantors released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

    In order to exercise either Legal Defeasance or Covenant Defeasance, (i) JCC must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on such Notes on the stated date for payment thereof or on the redemption date of such principal or installment of principal of, premium, if any, or interest on such Notes, and the Holders of Notes must have a valid, perfected, exclusive security interest in such trust;
(ii) in the case of the Legal Defeasance, JCC shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to Trustee confirming that (A) JCC has received from, or there has been published by the Internal Revenue Service, a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of such Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, JCC shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to such Trustee confirming that the Holders of such Notes will not recognize income, gain or loss for federal income tax purposes as a result of such
Covenant  Defeasance  and will  be subject  to  federal income  tax on  the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which JCC or any of its Subsidiaries is a party or by which JCC or any of its Subsidiaries is bound; (vi) JCC shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by JCC with the intent of preferring the holders of such Notes over any other creditors of JCC or with the intent of defeating, hindering, delaying or defrauding any other creditors of JCC or others; and (vii) JCC shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that the conditions precedent provided for in, in the case of the officers' certificate, (i) through (vi) and, in the case of the opinion of counsel, clauses (i), (with respect to the validity and perfection of the security interest) (ii), (iii) and (v) of this paragraph have been complied with.

    JCC shall deliver to the Trustee any required consent of the lenders under the Credit Facility to such defeasance or covenant defeasance, as the case may be.

AMENDMENTS AND SUPPLEMENTS

    The Indenture will contain provisions permitting JCC, the Guarantors and the Trustee to enter into a supplemental indenture for certain limited purposes without the consent of the Holders. With the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, JCC, the Guarantors and the Trustee are permitted to amend or supplement the Indenture or any supplemental indenture or modify the rights of the Holders; provided that no such modification may without the consent of holders of at least 75% in aggregate principal amount of Notes at the time outstanding, modify the provisions (including the defined terms used therein) of the covenant "Repurchase of Notes at the Option of the Holder upon a Change of Control" in a manner adverse to the Holders and provided, that no such modification may, without the consent of each Holder affected thereby: (i) change the Stated Maturity on any Note, or reduce the principal amount thereof or the rate (or extend the time for payment) of interest thereon or any premium payable upon the redemption thereof, or change the place of payment where, or the coin or currency in which, any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date), or reduce the Change of Control Purchase Price, the JCC Purchase Price or the Asset Sale Offer Price or alter the provisions (including the defined terms used therein) regarding the right of JCC to redeem the Notes in a manner adverse to the Holders, or (ii) reduce the percentage in principal amount of the outstanding Notes, the consent of whose Holders is required for any such amendment, supplemental indenture or waiver provided for in the Indenture, or (iii) modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby. The Indenture will contain a provision that the subordination provisions may not be amended, modified or waived in a manner adverse to the holders of the Senior Debt without the consent of the Representative on behalf of the Required Lenders (as defined in the Credit Facility) under the Credit Facility.

NO PERSONAL LIABILITY OF STOCKHOLDERS, OFFICERS, DIRECTORS

    The Indenture will provide that no direct or indirect stockholder, employee, officer or director, as such, past, present or future of JCC, the Guarantors or any successor entity shall have any personal liability in respect of the obligations of JCC or the Guarantors under the Indenture or the Notes by reason of his or its status as such stockholder, employee, officer or director.

CERTAIN DEFINITIONS

    "ACQUIRED INDEBTEDNESS" means Indebtedness or Disqualified Capital Stock of any person existing at the time such person becomes a Subsidiary of JCC, including by designation, or is merged or consolidated into or with either of JCC or one of its Subsidiaries; PROVIDED, that such Indebtedness was not incurred in anticipation of, or in connection with, and was outstanding prior to such person becoming a Subsidiary of JCC.

    "ACQUISITION" means the purchase or other acquisition of any person or substantially all the assets of any person by any other person, whether by purchase, merger, consolidation, or other transfer, and whether or not for consideration.

    "AFFILIATE" means any person directly or indirectly controlling or controlled by or under direct or indirect common control with JCC. For purposes of this definition, the term "control" means the power to direct the management and policies of a person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise, PROVIDED, THAT, a Beneficial Owner of 10% or more of the total voting power normally entitled to vote in the election of directors, managers or trustees, as applicable, shall for such purposes be deemed to constitute control.

    "ASSET SWAP" means the execution of a definitive agreement, subject only to regulatory approval and other customary closing conditions, that JCC in good faith believes will be satisfied, for a substantially concurrent purchase and sale, or exchange, of Productive Assets between JCC or any of its Subsidiaries and another person or group of affiliated persons; provided that any amendment to or waiver of any closing condition which individually or in the aggregate is material to the Asset Swap shall be deemed to be a new Asset Swap.

    "AVERAGE LIFE" means, as of the date of determination, with respect to any security or instrument, the quotient obtained by dividing (i) the sum of (a) the product of the number of years from the date of determination to the date or dates of each successive scheduled principal (or redemption) payment of such security or instrument and (b) the amount of each such respective principal (or redemption) payment by (ii) the sum of all such principal (or redemption) payments.

    "BENEFICIAL OWNER" or "BENEFICIAL OWNER" for purposes of the definition of Change of Control has the meaning attributed to it in Rules 13d-3 and 13d-5 under the Exchange Act (as in effect on the Issue Date), whether or not applicable, except that a "person" shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time.

    "BOARD RESOLUTION" means, with respect to any person, a duly adopted resolution of the Board of Directors of such or the executive committee of such Board of Directors of such person.

    "BUSINESS DAY" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

    "CAPITAL STOCK" means, with respect to any corporation, any and all shares, interests, rights to purchase (other than convertible or exchangeable Indebtedness), warrants, options, participations or other equivalents of or interests (however designated) in stock issued by that corporation.

    "CASH EQUIVALENT" means (i) securities issued directly or fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) or (ii) time deposits and certificates of deposit with, and commercial paper issued by the parent corporation of, any domestic commercial bank of recognized standing having capital and surplus in excess of $500.0 million and commercial paper issued by others rated at least A-2 or the equivalent thereof by Standard & Poor's Corporation or at least P-2 or the equivalent thereof by Moody's Investors Service, Inc. and in each case maturing within one year after the date of acquisition.

    "CITICO" means Citicasters Co., an Ohio corporation and a wholly owned subsidiary of JCC.

    "CONSOLIDATED EBITDA" means, with respect to any person, for any period, the Consolidated Net Income of such person for such period adjusted to add thereto (to the extent deducted from net revenues in determining Consolidated Net Income), without duplication, the sum of (i) Consolidated income tax expense,
(ii) Consolidated depreciation and amortization expense, provided that consolidated depreciation and amortization of a Subsidiary that is a less than wholly owned Subsidiary shall only be added to the extent of the equity interest of JCC in such Subsidiary, (iii) other noncash charges (including amortization of goodwill and other intangibles), (iv) Consolidated Fixed Charges, and less the amount of all cash payments made by such person or any of its Subsidiaries during such period to the extent such payments relate to non-cash charges that were added back in determining Consolidated EBITDA for such period or any prior period.

    "CONSOLIDATED FIXED CHARGES" of any person means, for any period, the aggregate amount (without duplication and determined in each case in accordance with GAAP) of (a) interest expensed or capitalized, paid, accrued, or scheduled to be paid or accrued (including, in accordance with the following sentence, interest attributable to Capitalized Lease Obligations) of such person and its Consolidated Subsidiaries during such period, including (i) original issue discount and non-cash interest payments or accruals on any Indebtedness, (ii) the interest portion of all deferred payment obligations, and (iii) all commissions, discounts and other fees and charges owed with respect to bankers' acceptances and letters of credit financings and currency and Interest Swap and Hedging Obligations, in each case to the extent attributable to such period, and
(b) the amount of dividends accrued or payable (or guaranteed) by such person or any of its Consolidated Subsidiaries in respect of Preferred Stock (other than by Subsidiaries of such person to such person or such person's wholly owned Subsidiaries). For purposes of this definition, (x) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by JCC to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP and (y) interest expense attributable to any Indebtedness represented by the guaranty by such person or a Subsidiary of such person of an obligation of another person shall be deemed to be the interest expense attributable to the Indebtedness guaranteed.

    "CONSOLIDATED NET INCOME" means, with respect to any person for any period, the net income (or loss) of such person and its Consolidated Subsidiaries (determined on a consolidated basis in accordance with GAAP) for such period, adjusted to exclude (only to the extent included in computing such net income (or loss) and without duplication): (a) all gains or losses which are either noncash or extraordinary (as determined in accordance with GAAP) or are either unusual or nonrecurring (including any gain from the sale or other disposition of assets outside the ordinary course of business or from the issuance or sale of any capital stock), (b) the net income, if positive, of any person, other than a wholly owned Consolidated Subsidiary, in which such person or any of its Consolidated Subsidiaries has an interest, except to the extent of the amount of any dividends or distributions actually paid in cash to such person or a wholly owned Consolidated Subsidiary of such person during such period, but in any case not in excess of such person's PRO RATA share of such person's net income for such period, (c) the net income or loss of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition, (d) the net income, if positive, of any of such person's Consolidated Subsidiaries to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Consolidated Subsidiary.

    "CONSOLIDATED SUBSIDIARY" means, for any person, each Subsidiary of such person (whether now existing or hereafter created or acquired) the financial statements of which are consolidated for financial statement reporting purposes with the financial statements of such person in accordance with GAAP.

    "CREDIT FACILITY" means the Credit Agreement dated as of June 12, 1996, as amended, by and among The Chase Manhattan Bank (as successor by merger to Chemical Bank), as Administrative Agent, Banque Paribas, as Documentation Agent, and Bank of America, Illinois, as Syndication Agent, certain financial institutions from time to time thereto, including any related notes, guarantees, collateral documents, instruments, letters of credit, reimbursement obligations and other agreements executed by JCC, any of its Subsidiaries and/or Jacor in connection therewith (collectively, the "Related Documents"), as such Credit Agreement and/or Related Documents may be amended, restated, supplemented, renewed, replaced or otherwise modified from time to time whether or not with the same agent, trustee, representative lenders or holders, and, subject to the proviso to the next succeeding sentence, irrespective of any changes in the terms and conditions thereof. Without limiting the generality of the foregoing, the term "Credit Facility" shall include agreements in respect of Interest Swap and Hedging Obligations with lenders party to the Credit Facility and shall also include any amendment, amendment and restatement, renewal, extension, restructuring, supplement or modification in whole or in part to any Credit Facility and all refundings, refinancings and replacements in whole or in part of any Credit Facility, including, without limitation, any agreement or agreements (i) extending the maturity of any Indebtedness incurred thereunder or contemplated thereby, (ii) adding or deleting borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder, PROVIDED that on the date such Indebtedness is incurred it would be permitted by paragraph (f) under the definition of Permitted Indebtedness, or (iv) otherwise altering the terms and conditions thereof.

    "DISQUALIFIED CAPITAL STOCK" means (a) except as set forth in (b), with respect to any person, Equity Interests of such person that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased (including at the option of the holder thereof) by such person or any of its Subsidiaries, in whole or in part, on or prior to the Stated Maturity of the Notes, and (b) with respect to any Subsidiary of such person (including with respect to any Subsidiary of JCC), any Equity Interests other than any common equity with no preference, privileges, or redemption or repayment provisions.

    "EQUITY INTEREST" of any person means any shares, interests, participations or other equivalents (however designated) in such person's equity, and shall in any event include any Capital Stock issued by, or partnership interests in, such person.

    "EVENT OF LOSS" means, with respect to any property or asset, any (i) loss, destruction or damage of such property or asset or (ii) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation or requisition of the use of such property or asset.

    "EXCLUDED PERSON" means Zell/Chilmark Fund L.P. and all Related Persons of such person.


    "EXCLUDED SUBSIDIARY" means each of Jacor National Corp., WIBX Incorporated and Marathon Communications, Inc.


    "EXEMPTED AFFILIATE TRANSACTION" means (a) customary employee compensation arrangements approved by a majority of independent (as to such transactions) members of the Board of Directors of JCC, (b) dividends permitted under the terms of the covenant discussed above under "Limitation on Restricted Payments" above and payable, in form and amount, on a pro rata basis to all holders of Common Stock of Jacor, (c) transactions solely between JCC and any of its wholly owned Subsidiaries or solely among wholly owned Subsidiaries of JCC, and (d) payments to Zell/Chilmark Fund L.P. or its Affiliates for reasonable and customary fees and expenses for financial advisory and investment banking services provided to Jacor and JCC, and (e) payments to Jacor made in accordance with the Tax Sharing Agreement.

    "FUTURE SUBSIDIARY GUARANTOR" means future Subsidiaries of JCC and their Subsidiaries (other than the Excluded Subsidiaries), which are not prohibited from becoming guarantors by law or by the terms of any Acquired Indebtedness or any agreement (other than an agreement entered into in connection with the transaction resulting in such person becoming a Subsidiary of JCC or its Subsidiaries) to which such Subsidiary is a party.

    "GAAP" means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession as in effect on the Issue Date unless otherwise specified.

    "INDEBTEDNESS" of any person means, without duplication, (a) all liabilities and obligations, contingent or otherwise, of such any person, (i) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) representing the balance deferred and unpaid of the purchase price of any property or services, except those incurred in the ordinary course of its business that would constitute ordinarily a trade payable to trade creditors, (iv) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (v) relating to any Capitalized Lease Obligation, or (vi) evidenced by a letter of credit or a reimbursement obligation of such person with respect to any letter of credit;
(b) all net obligations of such person under Interest Swap and Hedging Obligations; (c) all liabilities and obligations of others of the kind described in the preceding clause (a) or (b) that such person has guaranteed or that is otherwise its legal liability or which are secured by any assets or property of such person and all obligations to purchase, redeem or acquire any Equity Interests; and (d) all Disqualified Capital Stock of such person (valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends). For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified
Capital Stock, such Fair Market Value to be determined in good faith by the board of directors of the issuer (or managing general partner of the issuer) of such Disqualified Capital Stock.

    "INTEREST SWAP AND HEDGING OBLIGATION" means any obligation of any person pursuant to any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate exchange agreement, currency exchange agreement or any other agreement or arrangement designed to protect against fluctuations in interest rates or currency values, including, without limitation, any arrangement whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a fixed or floating rate of interest on a stated notional amount in exchange for periodic payments made by such person calculated by applying a fixed or floating rate of interest on the same notional amount.

    "INVESTMENT"  by any person in any  other person means (without duplication)
(a) the acquisition (whether by purchase, merger, consolidation or otherwise) by such person (whether for cash, property, services, securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities, including any options or warrants, of such other person or any agreement to make any such acquisition; (b) the making by such person of any deposit with, or advance, loan or other extension of credit to, such other person (including the purchase of property from another person subject to an understanding or agreement, contingent or otherwise, to resell such property to such other person) or any commitment to make any such advance, loan or extension (but excluding accounts receivable or deposits arising in the ordinary course of business); (c) other than guarantees of Indebtedness of JCC or any Guarantor to the extent permitted by the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" or the definition of Permitted Indebtedness, the entering into by such person of any guarantee of, or other credit support or contingent obligation with respect to, Indebtedness or other liability of such other person (other than the endorsement of instruments for deposit or collection in the ordinary course of business); and (d) the making of any capital contribution by such person to such other person.

    "ISSUE DATE" means the date of first issuance of the Notes under the Indenture.

    "JUNIOR SECURITY" means any Qualified Capital Stock and any Indebtedness of JCC or a Guarantor, as applicable, that is subordinated in right of payment to Senior Debt at least to the same extent as the Notes or the Guarantees, as applicable, and has no scheduled installment of principal due, by redemption, sinking fund payment or otherwise, on or prior to the Stated Maturity of the Notes; PROVIDED, that in the case of subordination in respect of Senior Debt under the Credit Facility, "Junior Security" shall mean any Qualified Capital Stock and any Indebtedness of JCC or the Guarantors, as applicable, that (i) has a final maturity date occurring after the final maturity date of, all Senior Debt outstanding under the Credit Facility on the date of issuance of such Qualified Capital Stock or Indebtedness, (ii) is unsecured, (iii) has an Average Life longer than the security for which such Qualified Capital Stock or Indebtedness is being exchanged, and (iv) by their terms or by law are subordinated to Senior Debt outstanding under the Credit Facility on the date of issuance of such Qualified Capital Stock or Indebtedness at least to the same extent as the Notes.

    "LEVERAGE RATIO" of any person on any date of determination (the "Transaction Date") means the ratio, on a PRO FORMA basis, of (a) the sum of the aggregate outstanding amount of Indebtedness and Disqualified Capital Stock of such person and its Subsidiaries as of the date of calculation on a consolidated basis in accordance with GAAP to (b) the aggregate amount of Consolidated EBITDA of such person attributable to continuing operations and businesses (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of) for the Reference Period; PROVIDED, that for purposes of such calculation, (i) Acquisitions which occurred during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date shall be assumed to have occurred on the first day of the Reference Period, (ii) transactions giving rise to the need to calculate the Leverage Ratio shall be assumed to have occurred on the first day of the Reference Period, (iii) the incurrence of any Indebtedness or issuance of any Disqualified Capital Stock during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date (and the application of the proceeds therefrom to the extent used to refinance or retire other Indebtedness) shall be assumed to have occurred on the first day of such Reference Period, and (iv) the Consolidated Fixed Charges of such person attributable to interest on any Indebtedness or dividends on any Disqualified Capital Stock bearing a floating interest (or dividend) rate shall be computed on a PRO FORMA basis as if the average rate in effect from the beginning of the Reference Period to the Transaction Date had been the applicable rate for the entire period, unless such person or any of its Subsidiaries is a party to an Interest Swap or Hedging Obligation (which shall remain in effect for the 12-month period immediately following the Transaction Date) that has the effect of fixing the interest rate on the date of computation, in which case such rate (whether higher or lower) shall be used.

    "LIEN" means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired.

    "NET CASH PROCEEDS" means the aggregate amount of cash or Cash Equivalents received by JCC in the case of a sale of Qualified Capital Stock and by JCC and its Subsidiaries in respect of an Asset Sale or an Event of Loss plus, in the case of an issuance of Qualified Capital Stock of JCC upon any exercise, exchange or conversion of securities (including options, warrants, rights and convertible or exchangeable debt) of JCC that were issued for cash on or after the Issue Date, the amount of cash originally received by JCC upon the issuance of such securities (including options, warrants, rights and convertible or exchangeable debt) less, in each case, the sum of all payments, fees, commissions and (in the case of Asset Sales, reasonable and customary), expenses (including, without limitation, the fees and expenses of legal counsel and investment banking fees and expenses) incurred in connection with such Asset Sale, Event of Loss or sale of Qualified Capital Stock, and, in the case of an Asset Sale only, less an amount (estimated reasonably and in good faith by JCC or the amount actually incurred, if greater) of income, franchise, sales and other applicable taxes required to be paid by JCC or any of its Subsidiaries in connection with such Asset Sale.

    "OBLIGATION" means any principal, premium or interest payment, or monetary penalty, or damages, due by JCC or any Guarantor under the terms of the Notes or the Indenture.

    "PERMITTED INDEBTEDNESS" means any of the following:

    (a) JCC and its Subsidiaries may incur Indebtedness solely in respect of bankers acceptances, letters of credit and performance bonds (to the extent that such incurrence does not result in the incurrence of any obligation to repay any obligation relating to borrowed money of others), all in the ordinary course of business in accordance with customary industry practices, in amounts and for the purposes customary in JCC's industry; PROVIDED, that the aggregate principal amount outstanding of such Indebtedness (including any Indebtedness issued to refinance, refund or replace such Indebtedness) shall at no time exceed $5.0 million;

    (b) JCC may incur Indebtedness to any wholly owned Subsidiary Guarantor, and any wholly owned Subsidiary Guarantor may incur Indebtedness to any other wholly owned Subsidiary Guarantor or to JCC; PROVIDED, that in the case of Indebtedness of JCC, such obligations shall be unsecured and subordinated in all respects to JCC's obligations pursuant to the Notes and the date of any event that causes such Subsidiary Guarantor to no longer be a wholly owned Subsidiary shall be an Incurrence Date;

    (c) JCC and the Guarantors may incur Indebtedness evidenced by the Notes and the Guarantees and represented by the Indenture up to the amounts specified therein as of the date thereof;

    (d) JCC and the Guarantors, as applicable, may incur Refinancing Indebtedness with respect to any Indebtedness or Disqualified Capital Stock, as applicable, which Indebtedness was incurred pursuant to the Leverage Ratio in the covenant described under "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" or clause (c) of this definition;

    (e) JCC and its Subsidiaries may incur Indebtedness in an aggregate amount outstanding at any time (including any Indebtedness issued to refinance, replace, or refund such Indebtedness) of up to $5.0 million;

    (f) JCC and the Guarantors may incur Indebtedness incurred pursuant to the Credit Facility up to an aggregate principal amount outstanding (including any Indebtedness issued to refinance, refund or replace such Indebtedness in whole or in part) at any time of $600.0 million, plus accrued interest and additional expense and reimbursement obligations with respect thereto and such additional amounts as may be deemed to be outstanding in the form of Interest Swap and Hedging Obligations with lenders party to the Credit Facility, minus the amount of any such Indebtedness retired with Net Cash Proceeds from any Asset Sale;

    (g) JCC and the Subsidiary Guarantors may incur Indebtedness under Interest Swap and Hedging Obligations that do not increase the Indebtedness of the Company other than as a result of fluctuations in interest or foreign currency exchange rates provided that such Interest Swap and Hedging Obligations are incurred for the purpose of providing interest rate protection with respect to Indebtedness permitted under the Indenture or to provide currency exchange protection in connection with revenues generated in currencies other than U.S. dollars;

    (h) Subsidiaries may incur Acquired Indebtedness if JCC at the time of such incurrence could incur such Indebtedness pursuant to the Leverage Ratio in the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock"; and

    (i) JCC and its Subsidiaries may incur Indebtedness existing on the Issue Date.

    "PERMITTED INVESTMENT" means:

    (a) Investments in any of the Notes;

    (b) Cash Equivalents;

    (c) intercompany loans to the extent permitted under clause (b) of the definition of "Permitted Indebtedness" and intercompany security agreements relating thereto;

    (d) loans, advances or investments in existence on the Issue Date;

    (e) Investments in a person substantially all of whose assets are of a type generally used in a Related Business (an "Acquired Person") if, as a result of such Investments, (i) the Acquired Person immediately thereupon is or becomes a Subsidiary of the Company, or (ii) the Acquired Person immediately thereupon either (1) is merged or consolidated with or into the Company or any of its Subsidiaries and the surviving person is the Company or a Subsidiary of the Company or (2) transfers or conveys all or substantially all of its assets, or is liquidated into, JCC or any of its Subsidiaries.

    (f) Investments in a person with whom JCC or any of its Subsidiaries have entered into, (i) local market agreements or time brokerage agreements pursuant to which JCC or any one of its Subsidiaries programs substantial portions of the broadcast day on such person's radio broadcast station(s) and sells advertising time during such program segments for its own account or (ii) joint sales agreements pursuant to which JCC or any of its Subsidiaries sells substantially all of the advertising time for such person's radio broadcast station(s);

    (g) Investments that are in persons which will have the purpose of furthering the operations of JCC and its Subsidiaries not to exceed $10.0 million; and

    (h) demand deposit accounts maintained in the ordinary course of business.

    "PERMITTED LIEN" means (a) Liens existing on the Issue Date; (b) Liens imposed by governmental authorities for taxes, assessments or other charges or levies not yet subject to penalty or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of JCC in accordance with GAAP as of the date of determination; (c) statutory liens of carriers, warehousemen, mechanics, materialmen, landlords, repairmen or other like Liens arising by operation of law in the ordinary course of business provided that (i) the underlying obligations are not overdue for a period of more than 60 days, or (ii) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of JCC in accordance with GAAP as of the date of determination; (d) Liens securing the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and deposits made in the ordinary course of business to secure obligations of public utilities; (e) easements, rights-of-way, zoning, building restrictions, reservations, encroachments, exceptions, covenants, similar restrictions and other similar encumbrances or title defects which, singly or in the aggregate, do not in any case materially detract from the value of the property, subject thereto (as such property is used by JCC or any of its Subsidiaries) or interfere with the ordinary conduct of the business of JCC or any of its Subsidiaries; (f) Liens arising by operation of law in connection with judgments, provided, that the execution or other enforcement of such Liens is effectively stayed and that the claims secured thereby are being contested in good faith by appropriate proceedings; (g) pledges or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security legislation; (h) Liens securing Indebtedness of a person existing at the time such person becomes a Subsidiary or is merged with or into JCC or a Subsidiary or Liens securing Indebtedness incurred in connection with an Acquisition, PROVIDED that such Liens were in existence prior to the date of such acquisition, merger or consolidation, were not incurred in anticipation thereof, and do not extend to any other assets; (i) leases or subleases granted to other persons in the ordinary course of business not materially interfering with the conduct of the business of JCC or any of its Subsidiaries or materially detracting from the value of the relative assets of JCC or any of its Subsidiaries; (j) Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into by JCC or any of its Subsidiaries in the ordinary course of business; and (k) Liens securing Refinancing Indebtedness incurred to refinance any Indebtedness that was previously so secured in a manner no more adverse to the Holders of the Notes than the terms of the Liens securing such refinanced Indebtedness provided that the Indebtedness secured is not increased and the lien is not extended to any additional assets or property,
(l) Liens in favor of the Adminstrative Agent pursuant to the Credit Facility and (m) Liens on property of a Subsdiary of JCC provided that such Liens secure only obligations owing by such Subsidiary to JCC or another Subsidiary of JCC.

    "PRODUCTIVE ASSETS" means assets of a kind used or usable by JCC and its Subsidiaries in a Related Business.

    "PUBLIC OFFERING" means a firm commitment underwritten primary offering of Capital Stock of Jacor or JCC.

    "QUALIFIED CAPITAL STOCK" means any Capital Stock of JCC that is not Disqualified Capital Stock.

    "QUALIFIED EXCHANGE" means any legal defeasance, redemption, retirement, repurchase or other acquisition of Capital Stock or Indebtedness of JCC issued on or after the Issue Date with the Net Cash Proceeds received by JCC from the substantially concurrent sale of Qualified Capital Stock or any exchange of Qualified Capital Stock for any Capital Stock or Indebtedness issued on or after the Issue Date.

    "REFERENCE PERIOD" with regard to any person means the four full fiscal quarters (or such lesser period during which such person has been in existence) ended immediately preceding any date upon which any determination is to be made pursuant to the terms of the Notes or the Indenture.

    "REFINANCING  INDEBTEDNESS" means Indebtedness or Disqualified Capital Stock
(a) issued in exchange for, or the proceeds from the issuance and sale of which are used substantially concurrently to repay, redeem, defease, refund, refinance, discharge or otherwise retire for value, in whole or in part, or (b) constituting an amendment, modification or supplement to, or a deferral or renewal of ((a) and (b) above are, collectively, a "Refinancing"), any Indebtedness or Disqualified Capital Stock in a principal amount or, in the case of Disqualified Capital Stock, liquidation preference, not to exceed (after deduction of reasonable and customary fees and expenses incurred in connection with the Refinancing) the lesser of (i) the principal amount or, in the case of Disqualified Capital Stock, liquidation preference, of the Indebtedness or Disqualified Capital Stock so Refinanced and (ii) if such Indebtedness being Refinanced was issued with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such Refinancing; PROVIDED, that (A) such Refinancing Indebtedness of any Subsidiary of JCC shall only be used to Refinance outstanding Indebtedness or Disqualified Capital Stock of such Subsidiary, (B) such Refinancing Indebtedness shall (x) not have an Average Life shorter than the Indebtedness or Disqualified Capital Stock to be so refinanced at the time of such Refinancing and (y) in all respects, be no less subordinated or junior, if applicable, to the rights of Holders of the Notes than was the Indebtedness or Disqualified Capital Stock to be refinanced and (C) such Refinancing Indebtedness shall have no installment of principal (or redemption payment) scheduled to come due earlier than the scheduled maturity of any installment of principal of the Indebtedness or Disqualified Capital Stock to be so refinanced which was scheduled to come due prior to the Stated Maturity.

    "RELATED BUSINESS" means the business conducted (or proposed to be conducted) by JCC and its Subsidiaries as of the Issue Date and any and all businesses that in the good faith judgment of the Board of Directors of JCC are materially related businesses.

    "RELATED PERSON" means any person who controls, is controlled by or is under common control with an Excluded Person; PROVIDED that for purposes of this definition "control" means the beneficial ownership of more than 50% of the total voting power of a person normally entitled to vote in the election of directors, managers or trustees, as applicable of a person.

    "RESTRICTED INVESTMENT" means, in one or a series of related transactions, any Investment, other than investments in Permitted Investments; PROVIDED, HOWEVER, that a merger of another person with or into JCC or a Subsidiary Guarantor shall not be deemed to be a Restricted Investment so long as the surviving entity is JCC or a direct wholly owned Subsidiary Guarantor.

    "RESTRICTED PAYMENT" means, with respect to any person, (a) the declaration or payment of any dividend or other distribution in respect of Equity Interests of such person or any parent or Subsidiary of such person, (b) any payment on account of the purchase, redemption or other acquisition or retirement for value of Equity Interests of such person or any Subsidiary or parent of such person,
(c) other than with the proceeds from the substantially concurrent sale of, or in exchange for, Refinancing Indebtedness any purchase, redemption, or other acquisition or retirement for value of, any payment in respect of any amendment of the terms of or any defeasance of, any Subordinated Indebtedness, directly or indirectly, by such person or a parent or Subsidiary of such person prior to the scheduled maturity, any scheduled repayment of principal, or scheduled sinking fund payment, as the case may be, of such Indebtedness and (d) any Restricted Investment by such person; PROVIDED, HOWEVER, that the term "Restricted Payment" does not include (i) any dividend, distribution or other payment on or with respect to Capital Stock of an issuer to the extent payable solely in shares of Qualified Capital Stock of such issuer; (ii) any dividend, distribution or other payment to JCC, or to any of its wholly owned Subsidiary Guarantors, by any of the Subsidiaries of JCC; or (iii) loans or advances to any Subsidiary Guarantor the proceeds of which are used by such Subsidiary Guarantor in a Related Business activity of such Subsidiary Guarantor.

    "SENIOR DEBT" of JCC or any Guarantor means Indebtedness (including any monetary obligation in respect of the Credit Facility, and interest, whether or not such interest is allowed or allowable, accruing on Indebtedness incurred pursuant to the Credit Facility at the contracted-for rate after the commencement of any proceeding under any bankruptcy, insolvency or similar law) of JCC or such Guarantor arising under the Credit Facility or that, by the terms of the instrument creating or evidencing such Indebtedness, is expressly designated Senior Debt and made senior in right of payment to the Notes or the applicable Guarantee; provided, that in no event shall Senior Debt include (a) Indebtedness to any Subsidiary of JCC or any officer, director or employee of JCC or any Subsidiary of JCC, (b) Indebtedness incurred in violation of the terms of the Indenture, (c) Indebtedness to trade creditors, (d) Disqualified Capital Stock and (e) any liability for taxes owed or owing by JCC or such Guarantor.

    "SIGNIFICANT SUBSIDIARY" shall have the meaning provided under Regulation S-X of the Securities Act, as in effect on the Issue Date.

    "STATED  MATURITY," when used with respect to any  Note, means             ,
2006.

    "SUBORDINATED INDEBTEDNESS" means Indebtedness of JCC or a Guarantor that is subordinated in right of payment to the Notes or such Guarantee, as applicable, in any respect or has a stated maturity on or after the Stated Maturity.

    "SUBSIDIARY," with respect to any person, means (i) a corporation a majority of whose Capital Stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such person, by such person and one or more Subsidiaries of such person or by one or more Subsidiaries of such person, (ii) any other person (other than a corporation) in which such person, one or more Subsidiaries of such person, or such person and one or more Subsidiaries of such person, directly or indirectly, at the date of determination thereof has at least majority ownership interest, or (iii) a partnership in which such person or a Subsidiary of such person is, at the time, a general partner and in which such person, directly or indirectly, at the date of determination thereof has at least a majority ownership interest.

    "TAX SHARING AGREEMENT" means any agreements between JCC and Jacor pursuant to which JCC may make payments to Jacor with respect to JCC's Federal, state, or local income or franchise tax liabilities where JCC is included in a consolidated, unitary or combined return filed by Jacor; PROVIDED, HOWEVER, that the payment by JCC under such agreement may not exceed the liability of Jacor for such taxes if it had filed its income tax returns as a separate company.

BOOK-ENTRY, DELIVERY AND FORM

    Except as set forth below, the Notes will initially be issued in the form of one or more registered Notes in global form (the "Global Notes"). Each Global Note will be deposited on the date of the closing of the sale of the Notes (the "Closing Date") with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary.

    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the NYSE, the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the SEC.

    The Company expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global Notes, the Depositary will credit the accounts of Participants designated by the Underwriters with an interest in the Global Note and (ii) ownership of the Notes evidenced by the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of Participants), the Participants and the Indirect Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that security interests in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer Notes evidenced by the Global Note will be limited to such extent.

    So long as the Depositary or its nominee is the registered owner of a Note, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Notes, and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. As a result, the ability of a person having a beneficial interest in Notes represented by a Global Note to pledge such interest to persons or entities that do not participate in the Depositary's system, or to otherwise take actions with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest.

    Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by the Depositary, or for maintaining, supervising or reviewing any records of the Depositary relating to such Notes.

    Payments with respect to the principal of, premium, if any, interest on, any Note represented by a Global Note registered in the name of the Depositary or its nominee on the applicable record date will be payable by the Trustee to or at the direction of the Depositary or its nominee in its capacity as the registered

Holder of the Global Note representing such Notes under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes (including principal, premium, if any or interest), or to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the Global Note as shown on the records of the Depositary. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Participants or the Indirect Participants.

    CERTIFICATED NOTES

    If (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in definitive form under the Indenture, then, upon surrender by the Depositary of the Global Notes, Certificated Notes will be issued to each person that the Depositary identifies as the beneficial owner of the Notes represented by Global Notes. In addition, subject to certain conditions, any person having a beneficial interest in a Global Note may, upon request to the Trustee, exchange such beneficial interest for Notes in the form of Certificated Notes. Upon any such issuance, the Trustee is required to register such Certificated Notes in the name of such person or persons (or the nominee of any thereof), and cause the same to be delivered thereto.

    Neither the Company nor the Trustee shall be liable for any delay by the Depositary or any Participant or Indirect Participant in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on, and shall be protected in relying on, instructions from the Depositary for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Notes to be issued).

    The information in this section concerning the Depositary and the Depositary's book-entry system has been obtained from sources that the Company believes to be reliable. The Company will have no responsibility for the performance by the Depositary or its Participants of their respective obligations as described hereunder or under the rules and procedures governing their respective operations.

SAME-DAY FUNDS SETTLEMENT AND PAYMENT

    The Indenture will require that payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, and interest) be made by wire transfer of immediately available funds to the accounts specified by the Depositary. With respect to Notes represented by Certificated Notes, the Company will make all payments of principal, premium, if any, and interest, by mailing a check to each such Holder's registered address. The Notes will trade in the Depositary's Same-Day Funds Settlement System until maturity, or until the Notes are issued in certificated form, and secondary market trading activity in the Notes will therefore be required by the Depositary to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

                       DESCRIPTION OF OTHER INDEBTEDNESS

    The summaries contained herein of certain of the indebtedness of the Company do not purport to be complete and are qualified in their entirety by reference to the provisions of the various agreements and indentures related thereto, which are filed as exhibits to the Registration Statement of which this Prospectus is a part and to which reference is hereby made.

CREDIT FACILITY


    The Credit Facility provides availability of up to $600.0 million of loans to JCC in three components: (i) a revolving credit facility of up to $200.0 million with mandatory semi-annual commitment reductions beginning six months prior to the third anniversary of the closing of the Credit Facility and a final maturity date of seven years after initial funding; (ii) a term loan of up to $300.0 million with scheduled semi-annual reductions beginning six months prior to the second anniversary of the closing of the Credit Facility and a final maturity date of seven years after initial funding; and (iii) a tranche B term loan of up to $100.0 million with scheduled semi-annual reductions beginning six months prior to the third anniversary of the closing of the Credit Facility and a final maturity date of eight years after initial funding.


    The Credit Facility bears interest at a rate that fluctuates with a bank base rate and/or the Eurodollar rate per annum, and at October 31, 1996 this rate was 7.73%. Jacor borrowed monies under the Credit Facility to (i) finance a portion of the cash consideration paid in the Citicasters Merger, and (ii) fund $100 million of the repurchase price of the 9 3/4% Notes. The Citicasters Merger constituted a change in control for the purposes of the indenture under which the 9 3/4% Notes were issued and Jacor was required to make an offer to repurchase such notes at 101% of their aggregate principal amount. Under the Citicasters Put, the holders of $106.9 million in principal amount of the 9 3/4% Notes elected in October 1996 to sell their 9 3/4% Notes to Jacor pursuant to Jacor's repurchase offer.

    In November 1996, Jacor entered into discussions to expand the revolving credit facility component of the Credit Facility from up to $200.0 million to up to $350.0 million. There can be no assurance that the availability under the Credit Facility will be increased.

    The loans under the Credit Facility are guaranteed by each of the Company's direct and indirect subsidiaries other than certain immaterial subsidiaries. The Company's obligations with respect to the Credit Facility and each guarantor's obligations with respect to the related guaranty are secured by substantially all of their respective assets, including, without limitation, inventory, equipment, accounts receivable, intercompany debt and, in the case of the Company's subsidiaries, capital stock. JCC's obligations under the Credit Facility are secured by a first priority lien on the capital stock of the Company's subsidiaries and by the guarantee of JCC's parent, Jacor.

    The Credit Facility contains covenants and provisions that restrict, among other things, the Company's ability to: (i) incur additional indebtedness; (ii) incur liens on its property; (iii) make investments and advances; (iv) enter into guarantees and other contingent obligations; (v) merge or consolidate with or acquire another person or engage in other fundamental changes; (vi) engage in certain sales of assets; (vii) make capital expenditures; (viii) enter into leases; (ix) engage in certain transactions with affiliates; and (x) make restricted junior payments. The Credit Facility also requires the satisfaction of certain financial performance criteria (including a consolidated interest coverage ratio, a leverage-to-operating cash flow ratio and a consolidated operating cash flow available for fixed charges ratio) and the repayment of loans under the Credit Facility with proceeds of certain sales of assets and debt issuances, and with 50% of the Company's Consolidated Excess Cash Flow (as defined in the Credit Facility).

    Events of default under the Credit Facility include various events of default customary for such type of agreement, such as failure to pay scheduled payments when due, cross defaults on other indebtedness, change of control events under other indebtedness (including the LYONs, the Notes, the 9 3/4% Notes and the 10 1/8% Notes) and certain events of bankruptcy, insolvency and reorganization. In addition, the Credit Facility includes events of default for JCC and the cessation of any lien on any of the collateral under the Credit Facility as a perfected first priority lien and the failure of Zell/Chilmark appointees to represent at least 30% of the Jacor Board of Directors.

    For purposes of the Credit Facility, a change of control includes the occurrence of any event that triggers a change of control under the LYONs, the Notes , the 9 3/4% Notes or the 10 1/8% Notes. Such change of control under the Credit Facility would constitute an event of default which would give the syndicate the right to accelerate the unpaid principal amounts due under the Credit Facility. Upon such acceleration, there is no assurance that JCC will have funds available to fund such repayment or that such funds will be available or terms acceptable to JCC.

THE 9 3/4% NOTES

    The 9 3/4% Notes are general unsecured obligations of JCC and are subordinated in rights of payment to all Senior Indebtedness (as defined in the 9 3/4% Note Indenture). The 9 3/4% Notes were issued pursuant to an indenture between Citicasters and Shawmut Bank Connecticut, National Association, as Trustee (the "9 3/4% Note Indenture").

    Following the Citicasters Put, the November 15, 1996 aggregate outstanding principal amount of the 9 3/4% Notes is $18.1 million and the 9 3/4% Notes mature on February 15, 2004. Interest on the 9 3/4% Notes accrues at the rate of 9 3/4% per annum.


    The 9 3/4% Notes are not redeemable at JCC's option before February 15, 1999 (other than in connection with certain public offerings of common stock by JCC, as described below). Thereafter, the 9 3/4% Notes are subject to redemption at the option of JCC, at redemption prices declining from 104.875% of the principal amount for the twelve months commencing February 15, 1999 to 100.00% on and after February 15, 2002, plus, in each case, accrued and unpaid interest thereon to the applicable redemption date.



    Within 60 days after any Change of Control (as defined in the 9 3/4% Note Indenture), JCC or its successors must make an offer to purchase the 9 3/4% Notes at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of purchase. As discussed under "-- Credit Facility," the Citicasters Merger constituted a Change of Control. Any 9 3/4% Notes which are not acquired in connection with such Change of Control offer, subject to the successor's right to redeem the 9 3/4% Notes as described above, will remain outstanding. Jacor will comply with the requirements of Rule 14e-1 in connection with the repurchase of the 9 3/4% Notes, as such rule might apply to any such repurchase at the time thereof. In addition, prior to December 31, 1996, JCC can redeem the 9 3/4% Notes from the proceeds of Asset Sales (as defined in the 9 3/4% Note Indenture) subject to certain restrictions.


    The 9 3/4% Note Indenture contains certain covenants which impose certain limitations and restrictions on the ability of JCC to incur additional indebtedness, pay dividends or make other distributions, make certain loans and investments, apply the proceeds of Asset Sales (and use the proceeds thereof), create liens, enter into certain transactions with affiliates, merge, consolidate or transfer substantially all its assets and make investments in unrestricted subsidiaries. In addition, the 9 3/4% Note Indenture limits JCC's Subsidiaries from incurring additional indebtedness.

    The Indenture for the 9 3/4% Notes includes various events of default customary for such type of agreements, such as failure to pay principal and interest when due on the 9 3/4% Notes, cross defaults on other indebtedness and certain events of bankruptcy, insolvency and reorganization.

THE 10 1/8% NOTES

    In June 1996, JCAC, Inc. (a predecessor to JCC) conducted an offering (the "10 1/8% Notes Offering") whereby JCAC, Inc. issued and sold 10 1/8% Senior Subordinated Notes due 2006 (the "10 1/8% Notes") in an aggregate principal amount of $100.0 million. JCAC, Inc. then lent the net proceeds of the 10 1/8% Notes Offering to Jacor. The 10 1/8% Notes have interest payment dates of June 15 and December 15, commencing on December 15, 1996, and mature on June 15, 2006.

    The 10 1/8% Note Indenture contains certain covenants which impose certain limitations and restrictions on the ability of Jacor to incur additional indebtedness, pay dividends or make other distributions, make certain loans and investments, apply the proceeds of asset sales (and use the proceeds thereof), create liens, enter into certain transactions with affiliates, merge, consolidate or transfer substantially all its assets and make investments in unrestricted subsidiaries.

    If a change of control occurs, JCC will be required to offer to repurchase all outstanding 10 1/8% Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. There can be no assurance that JCC will have sufficient funds to purchase all of the 10 1/8% Notes in the event of a change of control offer or that JCC would be able to obtain financing for such purpose on favorable terms, if at all. In addition, the Credit Facility restricts JCC's ability to repurchase the 10 1/8% Notes, including pursuant to a change of control offer. Furthermore, a change of control under the 10 1/8% Note Indenture will result in a default under the Credit Facility.

    As used herein, (a) prior to the earlier of a 9 3/4% Note Event, a "Change of Control" means any transaction or series of transactions in which any of the following occurs: (i) any person or group (within the meaning of Rule 13d-3 under the Exchange Act and Sections 13(d) and 14(d) of the Exchange Act), other than Zell/Chilmark or any of its Affiliates, becomes the direct or indirect "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of (A) greater than 50% of the total voting power (on a fully diluted basis as if all convertible securities had been converted) entitled to vote in the election of directors of JCC or CitiCo, or the surviving person (if other than the Company), or (B) greater than 20% of the total voting power (on a fully diluted basis as if all convertible securities had been converted) entitled to vote in the election of directors of JCC or CitiCo, or the surviving person (if other than
JCC), and such person or group has the ability to elect, directly or indirectly, a majority of the members of the Board of Directors of JCC; or (ii) JCC or CitiCo consolidates with or merges into another person, another person consolidates with or merges into JCC or CitiCo, JCC or CitiCo issues shares of its Capital Stock or all or substantially all of the assets of JCC or CitiCo are sold, assigned, conveyed, transferred, leased or otherwise disposed of to any person as an entirety or substantially as an entirety in one transaction or a series of related transactions and the effect of such consolidation, merger, issuance or sale is as described in clause (i) above. Notwithstanding the foregoing, no Change of Control shall be deemed to have occurred by virtue of
(I) JCC or any of its employee benefit or stock plans filing (or being required to file after the lapse of time) a Schedule 13D or 14D-1 (or any successor or similar schedule, form or report under the Exchange Act) or (II) the purchase by one or more underwriters of Capital Stock of JCC in connection with a Public Offering; and (b) upon a 9 3/4% Note Event, a "Change of Control" will mean (i) any merger or consolidation of JCC with or into any person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of any of the assets of JCC, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction(s), any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) (other than an Excluded Person) is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate normally entitled to vote in the election of directors, managers, or trustees, as applicable, of the transferee(s) or surviving entity or entities, (ii) any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) (other than an Excluded Person) is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of Capital Stock of JCC then outstanding normally entitled to vote in elections of directors, or (iii) during any period of 12 consecutive months after the Issue Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of JCC (together with any new directors whose election by such Board or whose nomination for election by the shareholders of JCC was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of JCC then in office.

    The events of default under the 10 1/8% Note Indenture include various events of default customary for such type of agreement, including the failure to pay principal and interest when due on the 10 1/8% Notes, cross defaults on other indebtedness for borrowed monies in excess of $5.0 million (which indebtedness would therefore include the Credit Facility, the LYONs, the Notes and the 9 3/4% Notes) and certain events of bankruptcy, insolvency and reorganization.

THE LYONS

    Also in June 1996, Jacor conducted an offering (the "LYONs Offering") whereby Jacor issued and sold Liquid Yield Option Notes-TM- due June 12, 2011 (the "LYONs") in the aggregate principal amount at maturity of $259.9 million. Each LYON had an Issue Price of $443.14 and a principal amount at maturity of $1,000.

    Each LYON is convertible, at the option of the Holder, at any time on or prior to maturity, unless previously redeemed or otherwise purchased, into Common Stock at a conversion rate of 13.412 shares per LYON. The conversion rate will not be adjusted for accrued original issue discount, but will be subject to adjustment upon the occurrence of certain events affecting the Common Stock. Upon conversion, the Holder will not receive any cash payment representing accrued original issue discount; such accrued original issue discount will be deemed paid by the Common Stock received by the Holder on conversion.
    The LYONs are not redeemable by Jacor prior to June 12, 2001. Thereafter, the LYONs are redeemable for cash at any time at the option of Jacor, in whole or in part, at redemption prices equal to the issue price plus accrued original issue discount to the date of redemption.

    The LYONs will be purchased by Jacor, at the option of the Holder, on June 12, 2001 and June 12, 2006, for a Purchase Price of $581.25 and $762.39 (representing issue price plus accrued original issue discount to each date), respectively, representing a 5.50% yield per annum to the Holder on such date, computed on a semiannual bond equivalent basis. Jacor, at its option, may elect to pay the purchase price on any such purchase date in cash or Common Stock, or any combination thereof. In addition, as of 35 business days after the occurrence of a change in control of Jacor occurring on or prior to June 12, 2001, each LYON will be purchased for cash, by Jacor, at the option of the Holder, for a change in control purchase price equal to the issue price plus accrued original issue discount to the change in control purchase date set for such purchase. The change in control purchase feature of the LYONs may in certain circumstances have an antitakeover effect.

    Under the Indenture for the LYONs, a "Change in Control" of Jacor is deemed to have occurred at such time as (i) any person (as the term "person" is used in
Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) other than Zell/Chilmark, Jacor, any subsidiary of Jacor, or any employee benefit plan of either Jacor or any Subsidiary of Jacor, files a Schedule 13D or 14D-1 under the Exchange Act (or any successor schedule, form or report) disclosing that such person has become the beneficial owner of 50% or more of the Common Stock or other capital stock of Jacor into which such Common Stock is reclassified or changed, with certain exceptions, or (ii) there shall be consummated any consolidation or merger of Jacor (a) in which Jacor is not the continuing or surviving corporation or (b) pursuant to which the Common Stock would be converted into cash, securities or other property, in each case, other than a concolidation or merger of Jacor in which the holders of Common Stock immediately prior to the consolidation or merger own, directly or indirectly, at least a majority of Common Stock of the continuing or surviving corporation immediately after the consolidation or merger. A Change of Control under the LYONs indenture constitutes an event of default under the Credit Facility. See "-- Credit Facility."

    The Indenture for the LYONs includes various events of default customary for such type of agreement, such as cross defaults on other indebtedness for borrowed monies in excess of $10.0 million (which indebtedness would therefore include the Credit Facility, the Notes, the 9 3/4% Notes and the 10 1/8% Notes) and certain events of bankruptcy, insolvency and reorganization.

                                  UNDERWRITING

    Subject to certain conditions contained in the Underwriting Agreement, Donaldson, Lufkin & Jenrette Securities Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriters"), severally have agreed to purchase from JCC, and JCC has agreed to sell to the Underwriters at the public offering price set forth on the cover page of this Prospectus, less the
underwriting discount an aggregate of $    million principal amount of Notes.

    The Underwriting Agreement provides that the obligations of the several Underwriters to purchase and accept delivery of the Notes offered hereby are subject to the approval of certain legal matters by counsel and to certain other conditions. The nature of the Underwriters' obligations is such that the Underwriters are committed to purchase all of the Notes if any of the Notes are purchased by them.

    Jacor and JCC have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that the Underwriter may be required to make in respect thereof.

    The Underwriters propose to offer the Notes to the public initially at the price to the public set forth on the cover page of this Prospectus. After the initial public offering of the Notes, the offering price and other selling terms may be changed by the Underwriters.

    The Notes are new issues of securities, have no established trading market and may not be widely distributed. JCC has been advised by the Underwriters that, following the completion of this Offering, the Underwriters presently intend to make a market in the Notes as permitted by applicable laws and regulations. However, the Underwriters are under no obligation to do so and may discontinue any market making activities at any time at the sole discretion of the individual Underwriters. No assurance can be given as to the liquidity of any trading market for the Notes.

                                    EXPERTS

    The consolidated balance sheets of Jacor Communications, Inc. and Subsidiaries as of December 31, 1995 and 1994 and the consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995, incorporated by reference in this registration statement, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

    The consolidated balance sheets of Citicasters as of December 31, 1995 and 1994 and the consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1995 incorporated by reference in this registration statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph with respect to Citicasters' emergence from bankruptcy and subsequent adoption of "fresh-start reporting" as of December 31, 1993, as more fully described in Note B to the consolidated financial statements), included therein and incorporated by reference herein. Such consolidated financial statements are incorporated by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of Noble Broadcast Group, Inc. as of December 31, 1995 and December 25, 1994 and for each of the three years in the period ended December 31, 1995, incorporated in this Prospectus by reference to Jacor Communications, Inc.'s Current Report on Form 8-K dated March 6, 1996, as amended on May 23, 1996, have been so incorporated in reliance on the report (which includes an explanatory paragraph relating to Jacor's agreement to purchase Noble Broadcast Group, Inc. as described in Note 2 to the consolidated financial statements) of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS

    The authorization and issuance of the Notes offered hereby will be passed upon for Jacor by Graydon, Head & Ritchey, Cincinnati, Ohio. Certain legal
matters   in  connection  with  this  Offering  will  be  passed  upon  for  the
Underwriters  by  Skadden,  Arps,  Slate,  Meagher  &  Flom  LLP,  Los  Angeles,
California.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents previously filed by Jacor and Citicasters (to be renamed JCC) with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference and are made a part hereof:

    (a) Jacor's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as amended;


    (b) Jacor's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996, as amended, and September 30, 1996, as amended;


    (c) Jacor's Current Reports on Form 8-K dated February 14, 1996, February 27, 1996, March 6, 1996, as amended, March 27, 1996, as amended, July 30, 1996, October 3, 1996, October 11, 1996, October 23, 1996 and November 6, 1996;

    (d) Jacor's Form 8-B Registration Statement dated September 23, 1996;

    (e) Citicasters' Annual Report on Form 10-K for the year ended December 31, 1995, as amended;

    (f) Citicasters' Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, as amended, June 30, 1996 and September 30, 1996;

    (g) Citicasters' Current Report on Form 8-K dated February 14, 1996; and

    (h) Citicasters' Form 8-B Registration Statement dated September 23, 1996.

    All documents filed by Jacor and Citicasters with the Commission pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus and prior to the termination of the offering of the securities made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in any other subsequently filed document that is or is deemed to be incorporated by reference herein) modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Prospectus except as so modified or superseded.

    This Prospectus incorporates by reference certain documents relating to Jacor and Citicasters which are not delivered herewith. These documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein) are available, without charge, upon oral or written request by any person to whom this Prospectus is delivered. Such requests should be directed to Jacor Communications, Inc., 1300 PNC Center, 201 East Fifth Street, Cincinnati, Ohio 45202, Attention: Kirk Brewer, Director of Corporate Communications and Investor Relations, Telephone Number (847) 256-9282, Fax Number (847) 256-2980.

                             AVAILABLE INFORMATION

    Jacor is subject to the informational requirements of the Exchange Act, and accordingly files reports, proxy statements and other information with the Commission. Jacor has filed a Registration Statement on Form S-3 together with all amendments and exhibits thereto with the Commission under the Securities Act with respect to the Offering. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement, including any amendments, schedules and exhibits thereto, is available for inspection and copying as set forth above. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein include all material terms of such contracts or other documents but are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Such reports, proxy statements and other information filed with the Commission are available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such documents may also be obtained from the Public Reference Room of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Jacor files its reports, proxy statements and other information with the Commission electronically, and the Commission maintains a Web site located at http://www.sec.gov containing such information. In addition, reports and other information concerning Jacor are available for inspection and copying at the offices of The Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006-1506.

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                                  ----------------------------------------------
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    NO  DEALER, SALES REPRESENTATIVE OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE
ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                              -------------------

                               TABLE OF CONTENTS

                                                         PAGE
Prospectus Summary..................................           3
Risk Factors........................................           9
Transactions........................................          12
Use of Proceeds.....................................          15
Capitalization......................................          16
Business............................................          17
Description of Notes................................          22
Description of Other Indebtedness...................          46
Underwriting........................................          50
Experts.............................................          51
Legal Matters.......................................          51
Incorporation of Certain Documents By Reference.....          51
Available Information...............................          52

                                  $125,000,000

                              JACOR COMMUNICATIONS
                                    COMPANY
                                 GUARANTEED BY
                                     [LOGO]

                               % SENIOR SUBORDINATED
                                 NOTES DUE 2006

                               -----------------

                                   PROSPECTUS

                               -----------------

                          DONALDSON, LUFKIN & JENRETTE
      SECURITIES CORPORATION

                              MERRILL LYNCH & CO.

                                          , 1996

----------------------------------------------
                                  ----------------------------------------------
----------------------------------------------
                                  ----------------------------------------------

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following is an itemized statement of the fees and expenses (all but the SEC and NASD fees are estimates) in connection with the issuance and distribution of the shares of Common Stock being registered hereunder. All such fees and expenses shall be borne by the Company.

SEC Registration fees.............................................  $  37,879
NASD fee..........................................................  $  13,000
Blue Sky fees and expenses........................................  $  15,000
Printing and engraving expenses...................................  $ 200,000
Transfer agent and registrar fee and expenses.....................  $   5,000
Attorneys' fees and expenses......................................  $ 245,000
Accounting fees and expenses......................................  $  30,000
Miscellaneous.....................................................  $   4,121
                                                                    ---------
        Total.....................................................  $ 550,000
                                                                    ---------
                                                                    ---------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Jacor, being incorporated under the General Corporation Law of the State of Delaware, is empowered by Section 145 of such law ("Statute"), subject to the procedures and limitations stated in the Statute, to indemnify any person ("Indemnitee") against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnitee in connection with any threatened, pending or completed action, suit or proceeding to which an Indemnitee is made a party or threatened to be made a party by reason of the Indemnitee's being or having been a director, officer, employee or agent of Jacor or a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise at the request of Jacor. The Statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Statute also provides that Jacor may purchase insurance on behalf of any director, officer, employee or agent.

    Article Sixth of Jacor's Certificate of Incorporation contains provisions permitted by Section 102 of the General Corporation Law of the State of Delaware which eliminate personal liability of members of its board of directors for violations of their fiduciary duty of care. Neither the Delaware General Corporation Law nor the Certificate of Incorporation, however, limits the liability of a director for breaching such director's duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase under circumstances where such payment or repurchase is not permitted under the Statute, or obtaining an improper personal benefit.

    Article 8 of Jacor's Bylaws provides that Jacor is obligated to indemnify an Indemnitee in each and every situation where Jacor is obligated to make such indemnification pursuant to the Statute. Jacor must also indemnify an Indemnitee in each and every situation where, under the Statute, Jacor is not obligated but is nevertheless permitted or empowered to make such indemnification. However, before making such indemnification with respect to any situation covered by the preceding sentence, (i) Jacor shall promptly make or cause to be made, by any of the methods referred to in subsection (d) of the Statute, a determination as to whether the Indemnitee acted in good faith and in a manner such indemnitee reasonably believed to be in or not opposed to the best interests of Jacor, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that such Indemnitee's conduct was unlawful and (ii) no such indemnification shall be made unless it is determined that such Indemnitee acted in good faith and in a manner such Indemnitee reasonably believed to be in or not opposed to the best interests of Jacor, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that such Indemnitee's conduct was unlawful.

    Pursuant to authority contained in its Bylaws, Jacor maintains in force a standard directors' and officers' liability insurance policy providing a coverage of $10,000,000 against liability incurred by any director or officer in his or her capacity as such.

    The preceding discussion of the Statute and Jacor's Certificate of Incorporation and Bylaws is not intended to be exhaustive and is qualified in its entirety by reference to the complete texts of Jacor's Certificate of Incorporation and Bylaws and to the Statute.

ITEM 16.  EXHIBITS.

    See Index to Exhibits.

ITEM 17.  UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

    (1) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

    (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-16469 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CINCINNATI, STATE OF OHIO, ON THIS 26TH DAY OF NOVEMBER, 1996.



                                JACOR COMMUNICATIONS, INC.

                                By            /s/ R. CHRISTOPHER WEBER
                                     ------------------------------------------
                                     R. Christopher Weber
                                     SENIOR VICE PRESIDENT,
                                     CHIEF FINANCIAL OFFICER AND SECRETARY




    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-16469 HAS BEEN SIGNED ON NOVEMBER 26, 1996 BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED.



Principal Executive Officer:              Principal Financial and Accounting
                                          Officer:

/s/ RANDY MICHAELS                        /s/ R. CHRISTOPHER WEBER
--------------------------------------    --------------------------------------
Randy Michaels                            R. Christopher Weber
CHIEF EXECUTIVE OFFICER AND DIRECTOR      SENIOR VICE PRESIDENT, CHIEF FINANCIAL
                                          OFFICER AND SECRETARY

/s/ ROBERT L. LAWRENCE*                   /s/ ROD F. DAMMEYER*
--------------------------------------    --------------------------------------
Robert L. Lawrence                        Rod F. Dammeyer
PRESIDENT, CHIEF OPERATING OFFICER AND    DIRECTOR
DIRECTOR

/s/ SHELI Z. ROSENBERG*                   /s/ F. PHILIP HANDY*
--------------------------------------    --------------------------------------
Sheli Z. Rosenberg                        F. Philip Handy
BOARD CHAIR AND DIRECTOR                  DIRECTOR
--------------------------------------    --------------------------------------
John W. Alexander                         Marc Lasry
DIRECTOR                                  DIRECTOR




*By:  /s/ JON M. BERRY
      -------------------------
      Jon M. Berry
      AS ATTORNEY-IN-FACT,
      PURSUANT TO A POWER OF
      ATTORNEY PREVIOUSLY
      FILED.

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-16469 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CINCINNATI, STATE OF OHIO, ON THIS 26TH DAY OF NOVEMBER, 1996.



                                CITICASTERS INC.

                                By            /s/ R. CHRISTOPHER WEBER
                                     ------------------------------------------
                                     R. Christopher Weber
                                     SENIOR VICE PRESIDENT




    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-16469 HAS BEEN SIGNED ON NOVEMBER 26, 1996 BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED.



Principal Executive Officer:              Principal Financial and Accounting
                                          Officer:

/s/ RANDY MICHAELS                        /s/ R. CHRISTOPHER WEBER
--------------------------------------    --------------------------------------
Randy Michaels                            R. Christopher Weber
PRESIDENT                                 SENIOR VICE PRESIDENT, CHIEF FINANCIAL
                                          OFFICER AND DIRECTOR

                                          /s/ JON M. BERRY
                                          --------------------------------------
                                          Jon M. Berry
                                          DIRECTOR

                               INDEX TO EXHIBITS

                                                                                                            SEQUENTIALLY
 EXHIBIT                                                                                                     NUMBERED
  NUMBER                                        DESCRIPTION OF EXHIBIT                                         PAGE
----------  ----------------------------------------------------------------------------------------------  -----------

  1.1       Form of Underwriting Agreement.                                                                     **

  2.1       Agreement  and Plan of Merger dated February  12, 1996 among Citicasters Inc. ("Citicasters"),       *
              Jacor Communications, Inc. ("Jacor") and JCAC, Inc. Incorporated by reference to Exhibit 2.1 to Jacor's Current Report on Form 8-K dated February 27, 1996.

  2.2       Warrant Agreement  dated  as of  September  18, 1996  between  Jacor and  KeyCorp  Shareholder       *
              Services,  Inc.,  as warrant  agent. Incorporated  by  reference to  Exhibit 4.1  to Jacor's
              Current Report on Form 8-K dated October 3, 1996.

  2.3       Supplemental Agreement dated as  of September 18, 1996  between Jacor and KeyCorp  Shareholder       *
              Services,  Inc.,  as warrant  agent. Incorporated  by  reference to  Exhibit 4.2  to Jacor's
              Current Report on Form 8-K dated October 3, 1996.

  2.4       Registration Rights  Agreement dated  as of  August 5,  1996 among  Jacor, JCAC,  Inc.,  Great       *
              American  Insurance Company, American Financial Corporation, American Financial Enterprises,
              Inc., Carl H. Lindner, The Carl H. Lindner Foundation, and S. Craig Lindner. Incorporated by
              reference to Exhibit 2.22 to Jacor's Post-Effective Amendment No. 1 on Form S-3 to Form  S-4
              (File No. 333-6639).

  2.5       Stock  Purchase and  Stock Warrant Redemption  Agreement dated  as of February  20, 1996 among       *
              Jacor, Prudential Venture Partners II, L.P., Northeast Ventures, II, John T. Lynch, Frank A.
              DeFrancesco, Thomas R. Jiminez, William R. Arbenz, CIHC, Incorporated, Bankers Life  Holding
              Corporation and Noble Broadcast Group, Inc. ("Noble") (omitting exhibits not deemed material or  filed separately in executed form). [Prudential  and Northeast are sometimes referred to hereafter as  the "Class  A Shareholders";  Lynch, DeFrancesco,  Jiminez and  Arbenz as  the
              "Class  B Shareholders"; and CIHC and Bankers  Life as the Warrant Sellers.] Incorporated by
              reference to Exhibit  2.1 to  Jacor's Current Report  on Form  8-K dated March  6, 1996,  as amended.

  2.6       Investment  Agreement  dated as  of  February 20,  1996  among Jacor,  Noble  and the  Class B       *
              Shareholders (omitting exhibits not deemed  material). Incorporated by reference to  Exhibit
              2.2 to Jacor's Current Report on Form 8-K dated March 6, 1996, as amended.

  2.7       Asset  Exchange Agreement dated as  of September 26, 1996  between Citicasters Co. and Pacific       *
              and  Southern  Company,  Inc.  (omitting  schedules  and  exhibits  not  deemed   material).
              Incorporated by reference to Exhibit 2.1 to Jacor's Current Report on Form 8-K dated October
              11, 1996.

  2.8       Agreement  and Plan of Merger dated as of  October 8, 1996 ("Regent Merger Agreement") between       *
              Jacor and Regent Communications, Inc. (omitting schedules and exhibits not deemed material).
              Incorporated by reference to Exhibit 2.1 to Jacor's Current Report on Form 8-K dated October
              23, 1996.

  2.9       Form of Warrant  Agreement between Jacor  and KeyCorp Shareholder  Services, Inc., as  warrant       *
              agent  (included as  Exhibit B  to Regent  Merger Agreement).  Incorporated by  reference to
              Exhibit 2.2 to Jacor's Current Report on Form 8-K dated October 23, 1996.

  2.10      Escrow Agreement dated as of October 8, 1996 among Jacor, Regent Communications, Inc. and  PNC       *
              Bank,  as excrow agent (included  as Exhibit H to  Regent Merger Agreement). Incorporated by
              reference to Exhibit 2.3 to Jacor's Current Report on Form 8-K dated October 23, 1996.

                                                                                                            SEQUENTIALLY
 EXHIBIT                                                                                                     NUMBERED
  NUMBER                                        DESCRIPTION OF EXHIBIT                                         PAGE
----------  ----------------------------------------------------------------------------------------------  -----------
  2.11      Registration Rights Agreement dated as of October  8, 1996 among Jacor and the parties  listed       *
              in  Schedule I thereto (included  as Exhibit I to  Regent Merger Agreement). Incorporated by
              reference to Exhibit 2.4 to Jacor's Current Report on Form 8-K dated October 23, 1996.

  2.12      Form of  Plan and  Agreement of  Merger  between Jacor  and New  Jacor, Inc.  Incorporated  by       *
              reference  to Annex VII  to the Proxy  Statement/Information Statement/Prospectus to Jacor's
              Form S-4 Registration Statement (File No. 333-6639).

  4.1       Form of Indenture for Notes.                                                                        **

  4.2       Indenture dated as of June 12, 1996 between Jacor and The Bank of New York for Jacor's  Liquid       *
              Yield  Option Notes Due 2011. Incorporated by reference  to Exhibit 4.23 to Jacor's Form S-4
              Registration Statement (File No. 333-6639).

  4.3       Indenture dated as  of June  12, 1996 among  Jacor, JCAC,  Inc. and First  Trust of  Illinois,       *
              National Association for JCAC, Inc.'s 10 1/8% Senior Subordinated Notes due 2006 and Jacor's
              Guaranty thereof. Incorporated by reference to Exhibit 4.24 to Jacor's Form S-4 Registration
              Statement (File No. 333-6639).

  4.4       Credit  Agreement dated as of June 12, 1996  ("Credit Agreement") by and among JCAC, Inc., the       *
              Lenders named  therein  (the "Lenders"),  Chemical  Bank, as  Administrative  Agent,  Banque
              Paribas,  as  Documentation  Agent, and  Bank  of  America Illinois,  as  Syndication Agent.
              Incorporated by reference to Exhibit 4.27  to Jacor's Form S-4 Registration Statement  (File
              No. 333-6639).

  4.5       Security  Agreement dated as of June 12, 1996 by  and between JCAC, Inc. and Chemical Bank, as       *
              Administrative Agent.  Incorporated  by  reference  to Exhibit  4.28  to  Jacor's  Form  S-4
              Registration Statement (File No. 333-6639).

  4.6       Parent  Guaranty  dated  as  of  June  12,  1996  by  Jacor  in  favor  of  Chemical  Bank, as       *
              Administrative Agent, for the Lenders and any  Interest Rate Hedge Providers (as defined  in the  Credit  Agreement). Incorporated  by  reference to  Exhibit  4.29 to  Jacor's  Form S-4
              Registration Statement (File No. 333-6639).

  4.7       Pledge Agreement  dated as  of  June 12,  1996 by  and  between Jacor  and Chemical  Bank,  as       *
              Administrative  Agent for the Agents  (as defined in the  Credit Agreement), the Lenders and any Interest Rate Hedge Providers. Incorporated by reference to Exhibit 4.30 to Jacor's Form
              S-4 Registration Statement (File No. 333-6639).

  4.8       First Amendment dated as of June 18, 1996 to Credit Agreement dated as of June 12, 1996 by and       *
              among JCAC, Inc., the Lenders named therein, Chemical Bank, as Administrative Agent,  Banque
              Paribas,  as  Documentation  Agent, and  Bank  of  America Illinois,  as  Syndication Agent.
              Incorporated by reference  to Exhibit 4  to Jacor's Quarterly  Report on Form  10-Q for  the
              quarter ended June 30, 1996.

  4.9       Second  Amendment dated as of September 18, 1996 to Credit Agreement dated as of June 12, 1996       *
              by and among Citicasters (as successor by merger to JCAC, Inc.), the Lenders named  therein,
              The Chase Manhattan Bank (as successor by merger to Chemical Bank), as Administrative Agent,
              Banque  Paribas, as Documentation Agent, and Bank  of America Illinois, as Syndication Agent
              (omitting exhibits not deemed material). Incorporated by reference to Exhibit 4.1 to Jacor's
              Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.

                                                                                                            SEQUENTIALLY
 EXHIBIT                                                                                                     NUMBERED
  NUMBER                                        DESCRIPTION OF EXHIBIT                                         PAGE
----------  ----------------------------------------------------------------------------------------------  -----------
  4.10      Third Amendment dated as of October 8, 1996 to  Credit Agreement dated as of June 12, 1996  by       *
              and among Citicasters (as successor by merger to JCAC, Inc.), the Lenders named therein, The
              Chase  Manhattan Bank (as  successor by merger  to Chemical Bank),  as Administrative Agent,
              Banque Paribas, as Documentation Agent, and  Bank of America Illinois, as Syndication  Agent
              (omitting exhibits not deemed material). Incorporated by reference to Exhibit 4.2 to Jacor's
              Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.

  5.1       Opinion of Graydon, Head & Ritchey.                                                                 **

12          Computation of Earnings to Fixed Charges.
 23.1       Consent of Coopers & Lybrand L.L.P.
 23.2       Consent of Ernst & Young LLP.
 23.3       Consent of Price Waterhouse LLP.

 23.4       Consent of Graydon, Head & Ritchey (included in opinion of counsel filed as Exhibit 5.1).           **

 24.1       Powers of Attorney of directors and officers of Jacor signing this Registration Statement.          ***

 24.2       Powers  of  Attorney  of  directors  and officers  of  Citicasters  signing  this Registration      ***
              Statement.

 25         Statement of Eligibility of The Bank of New York, as trustee.                                       **

 27.1       Financial Data Schedule of Jacor. Incorporated by  reference to Jacor's Annual Report on  Form       *
              10-K for the year ended December 31, 1995, as amended.

 27.2       Financial  Data  Schedule of  Citicasters. Incorporated  by  reference to  Citicasters' Annual       *
              Report on Form 10-K for the year ended December 31, 1995, as amended.


------------------------


(*)       Incorporated by reference.
(**)      To be filed by Amendment.
(***)     Previously filed.